Exhibit 10.136

Execution Version

***CONFIDENTIAL TREATMENT REQUESTED.

CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE

SECURITIES EXCHANGE COMMISSION.

SECOND AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

THIS SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (as further amended, restated, or otherwise modified from time to time, this “Agreement”) dated the Effective Date, between SILICON VALLEY BANK (“SVB”), GENERAL ELECTRIC CAPITAL CORPORATION (“GECC”) (each of SVB and GECC, a “Lender”, and together “Lenders”), SVB in its capacity as Administrative Agent for the Lenders (as such, the “Agent”), GECC in its capacity as Documentation Agent for the Lenders (as such, the “Documentation Agent”), EQUINIX, INC., a Delaware corporation, whose address is 301 Velocity Way, 5th Floor, Foster City, California 94404 (“Equinix”), EQUINIX OPERATING CO., INC., a Delaware corporation (“OpCo”), and the other Loan Parties that may from time to time hereafter become signatories hereto (each of Equinix, OpCo and such Loan Parties being a “Borrower”, and collectively, “Borrowers”), provides the terms on which Lenders will lend to Borrower, and Borrower will repay Lenders. This Agreement amends and restates in its entirety that Loan and Security Agreement having an Effective Date of September 16, 2005, between SVB and Borrower (the “Original Loan Agreement”).

1. ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. The term “financial statements” includes the notes and schedules. The terms “including” and “includes” always mean “including (or includes) without limitation,” in this or any Loan Document. Capitalized terms in this Agreement shall have the meanings as set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are defined therein.

2. LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay.

Borrowers hereby unconditionally, jointly and severally, promise to pay Lenders the unpaid principal amount of all Credit Extensions hereunder with all interest, fees, and finance charges due thereon as and when due in accordance with this Agreement.

2.1.1 Revolving Advances.

(a) Subject to the terms and conditions hereof, each Lender severally agrees to make Advances, in accordance with its Commitment Percentage, to Borrowers from time to time until the Revolving Maturity Date not exceeding in the aggregate outstanding at any time, the Committed Revolving Line minus the Sublimit Utilization Amount. Until the Revolving Maturity Date and subject to the terms hereof and the applicable terms and conditions precedent in Sections 3.1 and 3.2, Borrowers may borrow, repay, and reborrow under this Section 2.1.1. The proceeds of the Advances shall be used solely for working capital and general corporate purposes.

(b) Interest on each Advance shall be paid pursuant to the terms of Section 2.4(b). The outstanding principal amount of and all accrued but unpaid interest on the Advances shall be due and payable on the Revolving Maturity Date.

(c) To obtain an Advance, Borrowers must follow the procedures set forth in Section 3.3.

2.1.2 Letters of Credit Sublimit.

SVB, as issuing bank, will issue letters of credit (“Letters of Credit”) for a Borrower’s account not exceeding the Committed Revolving Line minus the sum of the outstanding principal balance of the Advances. Each Letter of Credit will have an expiry date of no later than 180 days after the Revolving Maturity Date. Borrowers’ reimbursement obligation with respect to any Letter of Credit with an expiry date later than the Revolving Maturity Date will be secured by cash on terms reasonably acceptable to SVB on or before the Revolving Maturity Date if the term of this Agreement is not extended. Each Borrower agrees to execute any further documentation in connection with the Letters of Credit as SVB may reasonably request. Borrowers shall pay to Agent for the account of each Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to 0.75% per annum times the daily amount available to be drawn under such Letter of Credit, due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit expiration date and thereafter on demand. Not later than 12:00 noon (Pacific time) on the date of any payment by SVB under a Letter of Credit (the “Honor Date”), Borrowers shall reimburse SVB through Agent in an amount equal to the amount of the drawing. If Borrowers fail to so reimburse SVB by such time, Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing and the amount of such Lender’s Commitment Percentage thereof. In such event, Borrowers shall be deemed to have requested a Prime Rate Advance to be disbursed to SVB on the Honor Date in an amount equal to the unreimbursed drawing and such Advance shall be deemed made on such date.

2.1.3 Intentionally Omitted.

2.1.4 Intentionally Omitted.

2.2 Suspension and Termination of Commitment to Lend; Termination of this Agreement.

Lenders shall have no obligation to make Credit Extensions (a) upon the occurrence and during the continuance of an Event of Default or if there exists any event, condition, or act which with notice or lapse of time, or both, would constitute an Event of Default or (b) upon the occurrence of any Change in Control of any Borrower. Lenders’ obligation to make Credit Extensions shall terminate on the Revolving Maturity Date. Borrowers may, upon five (5) Business Days’ prior written notice to Agent and Lenders, irrevocably terminate this Agreement provided that all Obligations have been paid in full and no Letters of Credit remain outstanding (other than Letters of Credit that have been secured by cash on terms acceptable to SVB) as of the effective date of such termination.

2.3 Overadvances.

If, at any time Borrowers’ aggregate obligations under Sections 2.1.1 and 2.1.2 exceed the Committed Revolving Line, Borrowers must, after written notice from Agent, immediately pay Agent the excess.

2.4 Interest Rates.

(a) Borrowers shall pay interest on the Advances at the following rates: (i) the Prime Rate, or (ii) at the election of Borrowers, Adjusted LIBOR, in each case plus the Applicable Margin per annum. Any increase or decrease in the Applicable Margins resulting from a change in the Senior Leverage Ratio, as evidenced by the most recently-delivered Compliance Certificate, shall be effective as of the day such Compliance Certificate is delivered; provided, however, that if Borrowers fail to deliver a Compliance Certificate when due in accordance with Section 6.2(b), then the Applicable Margins shall be 2.85% for LIBOR Advances and 1.25% for Prime Rate Advances effective retroactively to the first day of the fiscal quarter in which such Compliance Certificate is required to be delivered and until such time that Borrowers shall deliver a Compliance Certificate evidencing that the Senior Leverage Ratio at the end of the immediately preceding fiscal quarter was less than or equal to 2.5x (in which case the Applicable Margins shall automatically adjust to the percentages corresponding to such Senior Leverage Ratio). The Applicable Margins in effect from the Effective Date until Borrowers deliver the next Compliance Certificate required by the Original Loan Agreement or this Agreement thereafter shall be 2.50% for LIBOR Advances and 0.50% for Prime Rate Advances, whereupon any increase or decrease in the Applicable Margins shall be computed in accordance with the immediately preceding sentence. In the event the Senior Leverage Ratio reported in any Compliance Certificate is later determined to have been inaccurate, the Applicable Margin shall be adjusted retroactively to the date of delivery of such inaccurate Compliance Certificate to the percentage corresponding to the correct Senior Leverage Ratio for that date, and such adjusted Applicable Margin shall be applicable for the same period as that determined based on the original inaccurate Senior Leverage Ratio.

The Applicable Margins are as follows:

If Borrower’s Senior Leverage Ratio is:	LIBOR Applicable Margin	Prime Rate Applicable Margin
less than or equal to 1.0x	1.75%	0.00%
more than 1.0x but less than or equal to 2.0x	2.50%	0.50%
more than 2.0x but less than or equal to 2.5x	2.75%	1.00%
greater than 2.5x	2.85%	1.25%

(b) Pursuant to the terms of Section 3.7, interest on each Advance shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of any Advance pursuant to this Agreement for the portion of any Advance so prepaid and upon payment (including prepayment) in full thereof.

(c) After an Event of Default occurs and so long as such Event of Default continues, including after an acceleration of the Obligations pursuant to Section 9.1(a) (whether before or after entry of judgment to the extent permitted by law), Obligations shall accrue interest at two percent (2.00%) above the rate effective immediately before the Event of Default; provided, however, that on and after the expiration of any Interest Period applicable to any LIBOR Advance outstanding on the date of occurrence of such Event of Default or acceleration, the Effective Amount of such LIBOR Advance shall, during the continuance of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Prime Rate plus two percent (2.00%). Payment or acceptance of the increased interest provided in this Section 2.4(c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Agent and Lenders.

2.5 Intentionally Omitted.

2.6 General Provisions.

Lenders may debit any of Borrowers’ deposit accounts maintained with Lenders for principal and interest payments due and owing or any amounts Borrowers owe Lenders pursuant to the Loan Documents which are then due and owing, including the Designated Deposit Account. These debits are not a set-off. Payments received after 12:00 noon (Pacific time) are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest accrue.

2.7 Fees.

Borrowers shall pay:

(a) to Agent, for the benefit of Agent and Lenders, all reasonable documented Bank Expenses incurred through and after the Effective Date, when due; and

(b) to Agent, for payment to Lenders on a pro rata basis in accordance with their Advances, as additional compensation for the Revolving Loan Commitment, in arrears, on the first Business Day of each quarter prior to the Revolving Maturity Date and on the Revolving Maturity Date, a per annum facility fee in an amount equal to the applicable Facility Fee Percentage multiplied by the Revolving Loan Commitment;

(c) to Agent, for payment to Lenders, the Letter of Credit Fees as set forth in Section 2.1.2 hereof;

(d) to GECC, for its own account, an arrangement fee in the amount of $75,000; and

(e) to SVB, for its own account, such additional fees as set forth in the letter agreement dated as of September 16, 2005 between Borrower and SVB setting forth certain fees payable in connection with this Agreement (the “Fee Letter” ).

2.8 Mandatory Prepayment Event.

Concurrently with the occurrence of any Change in Control of Borrower, Borrowers shall prepay in full, without penalty or premium, all outstanding Obligations and shall post cash collateral, upon terms reasonably acceptable to SVB, in the face amount of any undrawn Letters of Credit.

3. CONDITIONS OF CREDIT EXTENSIONS

3.1 Conditions Precedent to Initial Credit Extension.

Each Lender’s obligation to make the initial Credit Extension is subject to the condition precedent that the following have been satisfied, all in form and substance reasonably satisfactory to Agent and Lenders:

(a) the parties shall have executed and delivered the Loan Documents;

(b) To the extent not previously delivered to SVB in connection with the Original Loan Agreement, Borrowers shall have delivered executed one or more Control Agreement(s), in form and substance satisfactory to Agent, by and among Borrower, Agent, and such banks or financial institutions as is necessary for Agent to perfect its security interest in the Domestic Collateral Accounts;

(c) each Borrower shall have delivered its Operating Documents and a good standing certificate from the Secretary of State of its jurisdiction of formation;

(d) each Borrower shall have delivered a copy of the resolutions of its Board of Directors certified to be a true and correct copy by its secretary or other authorized officer, together with incumbency information and specimen signatures;

(e) the Leasehold Deeds of Trust for which landlord consents are either not required to permit Borrower to encumber the underlying leasehold interest or for which such landlord consents have been obtained on the Effective Date, shall have been duly executed and delivered by Borrower;

(f) Agent shall have received the certificates of insurance described in Section 6.5 hereof;

(g) Agent and Lenders shall have received an opinion of counsel to Borrowers in form and substance satisfactory to counsel to Agent and Lenders;

(h) Borrowers shall have paid all documented and invoiced costs and fees, including Bank Expenses, then due; and

(i) Borrowers shall have delivered to Agent, in addition to the documents required in Sections 3.2 and 3.3, all documents, certificates, and other assurances that Agent or its counsel may reasonably request.

3.2 Conditions Precedent to all Credit Extensions.

Each Lender’s obligation to make each Credit Extension, including the initial Credit Extension, is subject to the following:

(a) timely receipt of a Notice of Borrowing in the form attached as Exhibit A; and

(b) the representations and warranties in Section 5 shall be true, accurate and complete on the date of the Notice of Borrowing and on the Funding Date, and no Event of Default shall have occurred and be continuing, or result from, an Advance and/or Credit Extension; provided, however, that those representations and warranties expressly referring to a date other than the Funding Date are true, accurate and complete as of such date; and provided, further, that the representations and warranties set forth in Section 5 shall be deemed to be made with respect to the financial statements most recently delivered to Agent pursuant to Section 6.2. Borrowers’ receipt of an Advance is each Borrower’s representation and warranty on that date that the representations and warranties in Section 5 remain true, accurate and complete, subject to the provisos set forth in the preceding sentence.

3.3 Procedure for the Borrowing of Advances.

(a) Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, including Section 3.1 and Section 3.2 for Advances made on the Effective Date and Section 3.2 for all Advances, each Advance shall be made upon Borrowers’ irrevocable written notice delivered to Agent in the form of a Notice of Borrowing, each executed by a Responsible Officer of Borrowers or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due. Agent may rely on any telephone notice given by a person whom Agent believes is a Responsible Officer or designee. Borrowers will, jointly and severally, indemnify Agent and Lenders for any loss Agent or any Lender suffers due to such reliance (other than losses resulting from Agent’s gross negligence or willful misconduct). Such Notice of Borrowing must be received by Agent prior to 12:00 noon (Pacific time), (i) at least three (3) Business Days prior to the requested Funding Date, in the case of LIBOR Advances, and (ii) at least one (1) Business Day prior to the requested Funding Date, in the case of Prime Rate Advances, specifying:

(i) the amount of the Advance, which, if a LIBOR Advance is requested, shall be in an aggregate minimum principal amount of $1,000,000 or in any integral multiple of $100,000 in excess thereof;

(ii) the requested Funding Date, which shall be a Business Day;

(iii) whether the Advance is to be comprised of LIBOR Advances or Prime Rate Advances; and

(iv) the duration of the Interest Period applicable to any such LIBOR Advances included in such notice; provided that if the Notice of Borrowing shall fail to specify the duration of the Interest Period for any Advance comprised of LIBOR Advances, such Interest Period shall be one (1) month.

(b) The proceeds of all such Advances will then be made available to Borrowers on the Funding Date by Agent by transfer to the Designated Deposit Account.

3.4 Conversion and Continuation Elections.

(a) So long as (1) no Event of Default or event which with notice, passage of time, or both would constitute an Event of Default exists; (2) no party hereto shall have sent any notice of termination of this Agreement; and (3) Borrowers shall have complied with such customary procedures as Agent has established from time to time for Borrowers’ requests for LIBOR Advances, Borrowers may, upon irrevocable written notice to Agent:

(i) elect to convert on any Business Day, Prime Rate Advances in an amount equal to $1,000,000 or any integral multiple of $100,000 in excess thereof into LIBOR Advances;

(ii) elect to continue on any Interest Payment Date any LIBOR Advances maturing on such Interest Payment Date (or any part thereof in an amount equal to $1,000,000 or any integral multiple of $100,000 in excess thereof); provided, that if the aggregate amount of LIBOR Advances shall have been reduced, by payment, prepayment, or conversion of part thereof, to be less than $1,000,000, such LIBOR Advances shall automatically convert into Prime Rate Advances; or

(iii) elect to convert on any Interest Payment Date any LIBOR Advances maturing on such Interest Payment Date (or any part thereof in an amount equal to $1,000,000 or any integral multiple of $100,000 in excess thereof) into Prime Rate Advances.

(b) Borrowers shall deliver a Notice of Conversion/Continuation substantially in the form attached hereto as Exhibit B to be received by Agent prior to 11:00 a.m. (Pacific time) at least (i) three (3) Business Days in advance of the Conversion Date or Continuation Date, if any Advances are to be converted into or continued as LIBOR Advances; and (ii) one (1) Business Day in advance of the Conversion Date, if any Advances are to be converted into Prime Rate Advances, in each case specifying:

(i) the proposed Conversion Date or Continuation Date;

(ii) the aggregate amount of the Advances to be converted or continued which, if any Advances are to be converted into or continued as LIBOR Advances, shall be in an aggregate minimum principal amount of $1,000,000 or in any integral multiple of $100,000 in excess thereof;

(iii) whether a conversion or a continuation is proposed; and

(iv) the duration of the requested Interest Period.

(c) If upon the expiration of any Interest Period applicable to any LIBOR Advances, Borrowers shall have timely failed to select a new Interest Period to be applicable to such LIBOR Advances, Borrowers shall be deemed to have elected to convert such LIBOR Advances into Prime Rate Advances.

(d) Any LIBOR Advances shall, at Agent’s option, convert into Prime Rate Advances in the event that (i) an Event of Default, or event which with notice, the passage of time, or both would constitute an Event of Default, shall exist, (ii) this Agreement shall terminate, or (iii) the aggregate principal amount of the Prime Rate Advances which have been previously converted to LIBOR Advances, or the aggregate principal amount of existing LIBOR Advances continued, as the case may be, at the beginning of an Interest Period shall at any time during such Interest Period exceed the Committed Revolving Line. Borrowers agree to pay Agent, upon demand by Agent (or Agent may, at its option, charge the Designated Deposit Account or any other account Borrowers maintain with any Lender) any amounts required to compensate Lenders for any loss (including loss of anticipated profits), cost, or expense incurred by Lenders, as a result of the conversion of LIBOR Advances to Prime Rate Advances pursuant to any of the foregoing. Concurrently with any demand for compensation under this Section 3.4(d), each affected Lender will furnish Borrower with a statement setting forth the basis and amount of such request by such Lender for such compensation. Determinations by Lenders for purposes of this Section 3.4(d) of the amounts required to compensate Lenders in respect of any loss, costs or expense incurred by Lenders as a result of the conversion of LIBOR Advances to Prime Rate Advances pursuant to the circumstances set forth in Sections 3.4(d)(i)-(iii) shall be conclusive absent manifest error.

(e) Notwithstanding anything to the contrary contained herein, no Lender shall be required to purchase United States Dollar deposits in the London interbank market or other applicable LIBOR market to fund any LIBOR Advances, but the provisions hereof shall be deemed to apply as if such Lender had purchased such deposits to fund the LIBOR Advances.

3.5 Special Provisions Governing LIBOR Advances.

Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to LIBOR Advances as to the matters covered:

(a) Determination of Applicable Interest Rate. As soon as practicable on each Interest Rate Determination Date, Agent shall determine (which determination shall, absent manifest error in calculation, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Advances for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrowers.

(b) Inability to Determine Applicable Interest Rate. In the event that Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Advance, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Advance on the basis provided for in the definition of LIBOR, Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Borrowers of such determination, whereupon (i) no Advances may be made as, or converted to, LIBOR Advances until such time as Agent notifies Borrowers that the circumstances giving rise to such notice no longer exist, and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Borrowers with respect to Advances in respect of which such determination was made shall be deemed to be rescinded by Borrowers and, with respect to a Notice of Conversion/Continuation, be deemed a request to convert or continue Advances referred to therein as Prime Rate Advances.

(c) Compensation for Breakage or Non-Commencement of Interest Periods. Borrowers shall compensate Lenders, upon written request by Lenders (which request shall set forth the manner and method of computing such compensation), for all reasonable losses, expenses and liabilities, if any (including any interest paid by Lenders to lenders of funds borrowed by it to make or carry its LIBOR Advances and any loss, expense or liability incurred by Lenders in connection with the liquidation or re-employment of such funds) such that Lenders may incur: (i) if for any reason (other than a default by Lenders or due to any failure of Lenders to fund LIBOR Advances due to illegality under Section 3.6(e) or impracticability under Section 3.6(d)) a borrowing or a conversion to or continuation of any LIBOR Advance does not occur on a date specified in a Notice of Borrowing or a Notice of Conversion/Continuation, as the case may be, or (ii) if any principal payment or any conversion of any of its LIBOR Advances occurs on a date prior to the last day of an Interest Period applicable to that Advance.

Concurrently with any demand for compensation under this Section 3.5(c), the affected Lender will furnish Borrower with a statement setting forth the basis and amount of such request by such Lender for such compensation. Determinations by Lenders for purposes of this Section 3.5(c) of the amounts required to compensate Lenders in respect of any loss, expense or liability incurred by Lenders as a result of the circumstances set forth in Sections 3.5(c)(i)-(ii) shall be conclusive absent manifest error.

(d) Assumptions Concerning Funding of LIBOR Advances. Calculation of all amounts payable to Lenders under this Section 3.5 and under Section 3.3 shall be made as though Lenders had actually funded each of its relevant LIBOR Advances through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to the definition of LIBOR Rate in an amount equal to the amount of such LIBOR Advance and having a maturity comparable to the relevant Interest Period; provided, however, that a Lender may fund each of its LIBOR Advances in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 3.5 and under Section 3.3.

(e) LIBOR Advances After Event of Default. After the occurrence of and during the continuation of an Event of Default, (i) Borrowers may not elect to have an Advance be made or continued as, or converted to, a LIBOR Advance after the expiration of any Interest Period then in effect for such Advance, and (ii) subject to the provisions of Section 3.5(c), any Notice of Conversion/Continuation given by Borrowers with respect to a requested conversion/continuation that has not yet occurred shall be deemed to be rescinded by Borrowers and be deemed a request to convert or continue Advances referred to therein as Prime Rate Advances.

3.6 Additional Requirements/Provisions Regarding LIBOR Advances.

(a) If for any reason (including voluntary or mandatory prepayment or acceleration), Agent receives all or part of the principal amount of a LIBOR Advance prior to the last day of the Interest Period for such Advance, Borrowers shall immediately notify Agent and, within fifteen (15) days after written demand by Agent, pay Agent for the benefit of Lenders the amount (if any) by which (i) the additional interest which would have been payable on the amount so received had it not been received until the last day of such Interest Period exceeds (ii) the interest which would have been recoverable by Lenders by placing the amount so received on deposit in the certificate of deposit markets, the offshore currency markets, or United States Treasury investment products, as the case may be, for a period starting on the date on which it was so received and ending on the last day of such Interest Period at the interest rate determined by each Lender in its reasonable discretion. Each Lender’s determination as to such amount shall be conclusive absent manifest error.

(b) Borrowers shall pay Lenders, within fifteen (15) days after written demand by Agent, from time to time such amounts as each Lender may determine to be necessary to compensate it for any costs incurred by Lenders that any such Lender determines are attributable to its making or maintaining of any amount receivable by Lenders hereunder in respect of any Advances relating thereto (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from any Regulatory Change which:

(i) changes the basis of taxation of any amounts payable to Lenders under this Agreement in respect of any Advances (other than changes which affect taxes measured by or imposed on the overall net income or capital of Lenders by the jurisdiction in which each Lender has its principal office);

(ii) imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with, or other liabilities of Lenders (including any Advances or any deposits referred to in the definition of LIBOR); or

(iii) imposes any direct costs on Lenders in respect of any Advances.

Lenders will notify Borrower of any event occurring after the Effective Date which will entitle Lenders to compensation pursuant to this Section 3.6(b) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Concurrently with any demand for compensation under this Section 3.6(b), each affected Lender will furnish Borrowers with a statement setting forth the basis and amount of such request by such Lender for such compensation. Determinations and allocations by a Lender for purposes of this Section 3.6(b) of the effect of any Regulatory Change on its costs of maintaining its obligations to make Advances, of making or maintaining Advances, or on amounts receivable by it in respect of Advances, and of the additional amounts required to compensate such Lender in respect of any Additional Costs, shall be conclusive absent manifest error.

(c) If any Lender shall determine that the adoption or implementation of any applicable law, rule, regulation, or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender (or its applicable lending office) with any respect or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on capital of Lender or any person or entity controlling Lender (a “Parent”) as a consequence of its obligations hereunder to a level below that which Lender (or its Parent) could have achieved but for such adoption, change, or compliance (taking into consideration policies with respect to capital adequacy) by an amount deemed by Lender to be material, then from time to time, within fifteen (15) days after written demand by Lender, Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction. Concurrently with any demand for compensation under this Section 3.6(c), each affected Lender will furnish Borrowers with a statement setting forth the basis and amount of such request by such Lender for such compensation, which statement shall be conclusive absent manifest error.

(d) If, at any time, (i) the amount of LIBOR Advances for periods equal to the corresponding Interest Periods is not available to any Lender in the offshore currency interbank markets, or (ii) LIBOR does not accurately reflect the cost to any Lender of lending the LIBOR Advances, then such Lender shall promptly give notice thereof to Borrower. Upon the giving of such notice, such Lender’s obligation to make the LIBOR Advances shall terminate.

(e) If it shall become unlawful for any Lender to continue to fund or maintain any LIBOR Advances, or to perform its obligations hereunder, upon demand by a Lender, Borrowers shall prepay the Advances in full with accrued interest thereon and all other amounts payable by Borrowers hereunder (including, without limitation, any amount payable in connection with such prepayment pursuant to Section 3.6(a)). Notwithstanding the foregoing, to the extent a determination by a Lender as described above relates to a LIBOR Advance then being requested by Borrowers pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Borrowers shall have the option, subject to the provisions of Section 3.5(c), to (i) rescind such Notice of Borrowing or Notice of Conversion/Continuation by giving notice (by telefacsimile or by telephone confirmed in writing) to Agent of such rescission on the date on which any Lender gives notice of its determination as described above, or (ii) modify such Notice of Borrowing or Notice of Conversion/Continuation to obtain a Prime Rate Advance or to have outstanding Advances converted into or continued as Prime Rate Advances by giving notice (by telefacsimile or by telephone confirmed in writing) to Agent of such modification on the date on which such Lender gives notice of its determination as described above.

(f) Failure or delay on the part of any Lender to demand compensation pursuant to the provisions of Sections 3.6(b) or 3.6(c) shall not constitute a waiver of such Lender’s right to demand such compensation, provided that Borrowers shall not be required to compensate such Lender pursuant to the provisions of Sections 3.6(b) or 3.6(c) for any costs incurred or reductions suffered more than 90 days prior to the date that such Lender or Agent notifies Borrowers of the Regulatory Change giving rise to such increased costs or reductions and of a Lender’s intention to claim compensation therefor.

3.7 Calculation of Interest and Fees.

Interest on the Advances and all fees payable hereunder shall be computed on the basis of a 360-day year and the actual number of days elapsed (other than Prime Rate Advances, which shall be computed on the basis of a 365-day year and the actual number of days elapsed) in the period during which such interest accrues. In computing interest on any Advance, the date of the making of such Advance shall be included and the date of payment shall be excluded; provided, however, that if any Advance is repaid on the same day on which it is made, such day shall be included in computing interest on such Advance.

(a) Prime Rate Advances. Each change in the interest rate of the Prime Rate Advances based on changes in the Prime Rate shall be effective on the effective date of such change and to the extent of such change. Interest on Prime Rate Advances is payable quarterly by debit to the Designated Deposit Account on each Interest Payment Date.

(b) LIBOR Advances. The interest rate applicable to each LIBOR Advance shall be determined in accordance with Section 3.5(a) hereunder. Subject to Sections 3.5 and 3.6, such rate shall apply during the entire Interest Period applicable to such LIBOR Advance, and interest calculated thereon shall be payable on the Interest Payment Date applicable to such LIBOR Advance.

3.8 Increase in Committed Revolving Line.

(a) Request for Increase. Provided there exists no Default or Event of Default, upon notice to Agent (which shall promptly notify Lenders), Borrowers may on a one-time basis, request an increase in the Committed Revolving Line by an amount not exceeding $25,000,000. At the time of sending such notice, Borrowers (in consultation with Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to Lenders) if it is willing to increase its Commitment. In the event more than one Lender is willing to increase its Commitment, such Lenders shall share in the increase in the Committed Revolving Line ratably in accordance with their combined Commitments prior to any increase. In no event shall the Committed Revolving Line be increased by an amount exceeding $25,000,000 without the consent of all Lenders.

(b) Lender Elections to Increase. Each Lender shall notify Agent within such time period whether or not it agrees to increase its Commitment and, if so, by what amount. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

(c) Notification by Agent; Additional Lenders. Agent shall notify Borrowers and each Lender of Lenders’ responses to each request made hereunder.

(d) Effective Date and Allocations. If the Committed Revolving Line is increased in accordance with this Section, Agent and Borrowers shall determine the effective date (the “Revolving Credit Increase Effective Date”) and the final allocation of such increase. Agent shall promptly notify Borrowers and Lenders of the final allocation of such increase and the Revolving Credit Increase Effective Date.

(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, Borrowers shall deliver to Agent a certificate of Borrowers and each Guarantor (if any) dated as of the Revolving Credit Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Person (i) certifying and attaching the resolutions adopted by it approving or consenting to such increase, and (ii) in the case of Borrowers, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Section 5 and the other Loan Documents are true and correct on and as of the Revolving Credit Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (B) no Default or Event of Default exists.

3.9 Application and Allocation of Payments.

All payments and prepayments shall be applied ratably to the portion thereof held by each Lender as determined by its Pro Rata Share. As to any other payment, and as to all payments made when an Event of Default has occurred and is continuing or following the Revolving Maturity Date, Borrowers hereby irrevocably waive the right to direct the application of any and all payments received from or on behalf of Borrowers, and Borrowers hereby irrevocably agree that Agent shall have the continuing exclusive right to apply any and all such payments against the Obligations as Agent may deem advisable. In all circumstances, after acceleration or maturity of the Obligations, all payments and proceeds of Collateral shall be applied to amounts then due and payable in the following order: (a) to fees and Agent’s expenses reimbursable hereunder; (b) to interest on the Advances; (c) to principal payments on the Advances, and to provide cash collateral for contingent Letters of Credit, ratably to the aggregate, combined principal balance of the Advances and the aggregate face amount of the outstanding Letters of Credit; and (d) to all other Obligations including expenses of Lenders.

4. CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest.

Each Borrower hereby grants Agent, for the benefit of Lenders, to secure the payment and performance in full of all of the Obligations and the performance of each of Borrowers’ duties under the Loan Documents, a continuing security interest in the Collateral and all proceeds and products thereof. Borrowers warrant and represent that the security interest granted herein shall be a perfected first priority security interest in the Filing Collateral (which security interest shall be perfected by the filing of any financing statements required by the Code) and in the Domestic Collateral Accounts (which security interest shall be perfected by “control” pursuant to Section 9104 or Section 9106 of the Code, as applicable), subject only to Permitted Liens.

Borrowers agree that any disposition of the Collateral in violation of this Agreement, by either Borrowers or any other Person, shall be deemed to violate the rights of Agent and Lenders under the Code. If the Agreement is terminated, Agent’s lien and security interest in the Collateral shall continue until Borrowers fully satisfy their Obligations. If a Borrower shall at any time, file a commercial tort claim in any court where the amount of damages claimed exceeds $500,000, such Borrower shall promptly notify Agent in a writing signed by such Borrower of the brief details thereof and grant to Agent for the benefit of Lenders in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Agent.

Once the Obligations have been indefeasibly paid in full (other than inchoate indemnity obligations) or otherwise performed in full and Lenders’ obligations to provide Credit Extensions hereunder have terminated, (i) Agent’s security interest in the Collateral shall automatically terminate, (ii) all rights to the Collateral shall automatically revert to Borrowers and (iii) Agent shall promptly return any pledged Collateral to Borrowers, or to the Person or Persons legally entitled thereto, and shall promptly endorse, execute, deliver, record and file all financing statements, reconveyances, instruments and documents, and do all other acts and things, reasonably required for the return of the Collateral to Borrowers, or to the Person or Persons legally entitled thereto, and to evidence or document the release, reconveyance and termination of Agent’s interests arising under this Agreement, all as reasonably requested by, and at the expense of, Borrowers. Agent’s Lien on any Collateral sold or otherwise transferred by Borrowers in a transaction which is not a Default or Event of Default under this Agreement shall terminate effective upon such sale or other transfer. Upon such termination or Agent’s release of any Collateral prior to indefeasible payment or performance in full of the Obligations, Agent shall execute and deliver to Borrowers (or to a party designated by Borrowers) such documents as may be appropriate to confirm such termination or release, including documents necessary to reconvey interests in real property, terminate financing statements or to evidence the release (or partial release) of Collateral under financing statements filed under the Code.

4.2 Authorization to File Financing Statements.

Borrowers hereby authorize Agent to file financing statements with all appropriate jurisdictions, to perfect or protect Agent’s interest or rights hereunder.

5. REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants as follows:

5.1 Due Organization and Authorization.

Each Borrower and each Subsidiary is duly existing and, in any jurisdiction in which such legal concept is applicable, in good standing in its jurisdiction of organization and is qualified and licensed to do business in, and, in any jurisdiction in which such legal concept is applicable, is in good standing in, any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified, except where the failure to do any of the foregoing could not reasonably be expected to cause a Material Adverse Change. In connection with this Agreement, each Borrower has delivered to Lenders a certificate signed by such Borrower and entitled “Collateral Information Certificate”. Each Borrower represents and warrants to Agent and Lenders that: (a) such Borrower’s exact legal name is that indicated on the Collateral Information Certificate and on the signature page hereof; (b) such Borrower is an organization of the type, and is organized in the jurisdiction, set forth in the Collateral Information Certificate; (c) the Collateral Information Certificate accurately sets forth such Borrower’s organizational identification number or accurately states that such Borrower has none; and (d) the Collateral Information Certificate accurately sets forth such Borrower’s place of business, or, if more than one, its chief executive office as well as such Borrower’s mailing address if different, and (e) all other information set forth on the Collateral Information Certificate pertaining to such Borrower is accurate and complete. If any Borrower does not now have an organizational identification number, but later obtains one, such Borrower shall promptly notify Agent of such organizational identification number.

The execution, delivery and performance of the Loan Documents have been duly authorized by each Borrower, and do not conflict with any Borrower’s organizational documents, nor constitute an event of default under any material agreement by which any Borrower is bound. No Borrower is in default under any agreement to which or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change.

5.2 Collateral.

Borrowers have good title to the Collateral, free of Liens except Permitted Liens. Borrowers maintains their primary operating accounts with SVB or with SVB’s Affiliates and all other deposit or investment accounts of Borrowers are disclosed in the Collateral Information Certificates or have otherwise been disclosed to Agent in writing. The Domestic Accounts are bona fide, existing obligations, and the service or property has been performed or delivered to the account debtor or its agent for immediate shipment to and unconditional acceptance by the account debtor. Except as otherwise disclosed in writing to Agent, no Collateral consisting of Inventory with an aggregate value in excess of $200,000 is in the possession of any third party bailee (such as a warehouse). Except as hereafter disclosed to Agent in writing by Borrowers pursuant to and within the timeframe provided by Section 6.2(d)(i), none of the components of the Collateral with an aggregate value in excess of $200,000 is maintained at locations other than as provided in the Collateral Information Certificates. In the event that Borrowers, after the date hereof, intend to deliver possession of any Collateral consisting of Inventory with an aggregate value in excess of $200,000 to a bailee, then Borrowers shall first obtain the written consent of Agent, and such bailee must acknowledge in writing that the bailee is holding such Collateral for the benefit of Agent. All Inventory is in all material respects of good and marketable quality, free from material defects.

5.3 Litigation.

Except as shown in the Collateral Information Certificates, there are no actions or proceedings pending or, to the knowledge of Borrowers’ Responsible Officers or legal counsel, threatened in writing by or against Borrowers or any Subsidiary which could reasonably be expected to cause a Material Adverse Change.

5.4 No Material Deterioration in Financial Statements.

Except as set forth in the Collateral Information Certificates, all consolidated financial statements for Borrowers, and any Subsidiary, delivered to Agent fairly present in all material respects Borrowers’ consolidated financial condition and Borrowers’ consolidated results of operations as of the date of such financial statements. Except as set forth in the Collateral Information Certificates, there has not been a Material Adverse Change since the date of the most recent financial statements submitted to Agent.

5.5 Solvency.

The fair salable value of Borrowers’ assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; no Borrower is left with unreasonably small capital after the transactions in this Agreement; and each Borrower is able to pay its debts (including trade debts) as they mature.

5.6 Regulatory Compliance.

No Borrower is an “investment company” under the Investment Company Act. No Borrower is engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Each Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Except as set forth in the Collateral Information Certificates, no Borrower has violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. None of Borrowers’ or any Subsidiary’s properties or assets has been used by Borrowers or any Subsidiary or, to the best of Borrowers’ knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Except as set forth in the Collateral Information Certificates, each Borrower and each Subsidiary have timely (taking into account any extensions of time granted to Borrower) filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP. Except as set forth in the Collateral Information Certificates, each Borrower and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted, except where the failure to make such declarations, notices or filings would not reasonably be expected to cause a Material Adverse Change.

5.7 Subsidiaries.

Except as shown in the Collateral Information Certificate or as Borrowers may otherwise notify Agent in writing from time to time, Borrowers do not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.8 Full Disclosure.

No written representation, warranty or other statement of Borrowers in any certificate or written statement given to Agent or Lenders (taken together with all such written certificates and written statements given to Agent and Lenders) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading, it being recognized by Agent and Lenders that the projections and forecasts provided by Borrowers in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results.

6. AFFIRMATIVE COVENANTS

Each Borrower shall, and, where indicated, shall cause each of its Domestic Subsidiaries to, do all of the following for so long as Lenders have an obligation to lend or there are outstanding Obligations:

6.1 Government Compliance.

(a) Except as to Subsidiaries in connection with a transaction permitted by Section 7.1(f) or a merger permitted by Section 7.4, maintain its and all its Domestic Subsidiaries’ legal existence and, to the extent such legal concept is applicable, good standing in their respective jurisdictions of organization except where the failure to do so could not reasonably be expected to cause a Material Adverse Change;

(b) Maintain its and its Domestic Subsidiaries’ qualification to do business (to the extent such legal concept is applicable) in each jurisdiction where the failure to so qualify could reasonably be expected to cause a Material Adverse Change; and

(c) Comply, and have each of its Domestic Subsidiaries comply, with all laws, ordinances and regulations to which it is subject, for which noncompliance or would reasonably be expected to cause a Material Adverse Change.

6.2 Financial Statements, Reports, Certificates.

(a) Deliver to each Lender: (i) as soon as available, but no later than forty-five (45) days after the last day of each quarter (other than the fiscal quarter ending

December 31), a company prepared consolidated balance sheet and income statement covering Borrowers’ consolidated operations during the period certified by a Responsible Officer and in a form acceptable to Lenders; (ii) as soon as available, but no later than ninety (90) days after the last day of Borrowers’ fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an opinion on the financial statements from a nationally-recognized, independent, certified public accounting firm; (iii) within five (5) Business Days of filing, copies of all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (iv) a prompt report of any legal actions pending or threatened in writing against any Borrower or any Subsidiary that could result in damages or costs to a Borrower or any Subsidiary of Three Million Dollars ($3,000,000) or more; (v) as soon as available, but no later than ninety (90) days after the end of each fiscal year, a one (1) year (prepared on a quarterly basis) financial projections of Borrowers on a consolidated basis, including a balance sheet and statements of income and cash flows prepared in accordance with GAAP and showing projected operating revenues, expenses and debt service of Borrowers on a consolidated basis; and (vi) budgets, sales projections, operating plans or other financial information reasonably requested by any Lender.

Documents required to be delivered pursuant to this Section 6.2(a) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrowers post such documents, or provides a link thereto on the Borrowers’ website on the Internet at Borrowers’ website address of www.equinix.com (or such other website address as Borrowers may provide to Agent in writing from time to time); provided that: (x) to the extent Agent is otherwise unable to receive any such electronically delivered documents, Borrowers shall, upon request by Agent, deliver paper copies of such documents to Agent, in number sufficient for each Lender, until a written request to cease delivering paper copies is given by Agent and (y) Borrowers shall notify Agent (by telecopier or electronic mail) of the posting of any such documents or provide to Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

(b) Borrowers shall deliver to Agent, (i) as soon as available, but no later than forty-five (45) days after the last day of each fiscal quarter (other than the fiscal quarter ending December 31) and (ii) together with the annual financial statements set forth in clause (a)(ii) above, a Compliance Certificate signed by a Responsible Officer in the form of Exhibit C.

(c) Borrowers shall, during normal business hours, from time to time upon five (5) Business Days’ prior notice: (i) provide Agent, each Lender and any of their officers, employees and agents access to its properties, facilities, advisors, officers and employees of Borrowers and to the Collateral, (ii) permit Agent, each Lender, and any of their officers, employees and agents, to inspect, audit and make extracts from Borrowers’ books and records, and (iii) permit Agent, each Lender, and their officers, employees and agents, to inspect, review, evaluate and make test verifications and counts of the Domestic Accounts, Inventory and other Collateral of Borrowers. So long as no Default or Event of Default shall have occurred and be continuing, Borrowers shall reimburse Agent and Lenders for not more than one (1) inspection in any calendar year in an amount not to exceed $10,000. If an Event of Default has occurred and is continuing, Borrowers shall provide access to (x) their properties, facilities, advisors, officers and employees and to the Collateral at all times and without advance notice, and (y) its suppliers and customers upon request from Agent. Borrowers shall promptly make available to Agent, each Lender and their counsel originals or copies of all books and records that Agent or any Lender may reasonably request.

(d) Borrowers shall provide written notice to Agent (i) such notice to be delivered at the end of the fiscal quarter in which the following such relocation or additions occur, if any Borrower relocates its chief executive office, or adds any new offices or business locations, including warehouses (unless such new offices or business locations contain less than $200,000 in such Borrower’s assets or property), (ii) such notice to be delivered at least thirty (30) days prior to the effective date of the following changes, if any Borrower changes (1) its jurisdiction of organization, (2) its organizational structure or type, (3) its legal name, or (4) the organizational number (if any) assigned by its jurisdiction of organization.

6.3 Inventory; Returns.

Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between any Borrower and its account debtors shall follow Borrowers’ customary practices. Borrowers must promptly notify Agent of all returns, recoveries, disputes and claims, that involve more than $250,000.

6.4 Taxes.

Make, and cause each Subsidiary to make, timely (taking into account any extensions of time granted to Borrowers) payment of all material federal, state, and local taxes or assessments (other than taxes and assessments which a Borrower is contesting in good faith, with reserves maintained to the extent required by GAAP) and will deliver to Agent, on demand, appropriate certificates attesting to such payments.

6.5 Insurance.

Keep its business and the Collateral insured for such risks and in such amounts as is customary for Persons similarly situated as Borrowers. All property policies shall have a lenders’ loss payable endorsement showing Agent as an additional loss payee; all liability policies shall show Agent as an additional insured; all policies shall provide that the insurer must give Agent at least twenty (20) days notice before canceling its policy. At Agent’s request, Borrowers shall deliver certified copies of policies and evidence of all premium payments. Following the occurrence and during the continuance of an Event of Default, proceeds payable under any policy shall, at Requisite Lenders’ option be payable to Lenders on account of the Obligations.

6.6 Primary Accounts.

(a) Maintain Borrowers’ primary operating accounts with SVB or any Affiliate of SVB (collectively, “SVB Accounts”) and not less than 90% of Borrowers’ total cash in Domestic Collateral Accounts; and

(b) Provide Agent five (5) Business Days advance written notice before establishing any Domestic Collateral Account at or with any bank or financial institution

(other than SVB). In addition, for each Domestic Collateral Account that Borrowers at any time maintain, Borrowers shall cause each applicable bank or financial institution (other than SVB) at or with which any Domestic Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Domestic Collateral Account to perfect Agent’s security interest in such Domestic Collateral Account.

6.7 Financial Covenants.

(a) At each date that is a quarter-end, Equinix and its consolidated Subsidiaries shall maintain a Quick Ratio of not less than 2.0:1.0.

(b) At each date that is a fiscal quarter-end, Equinix and its consolidated Subsidiaries shall have achieved EBITDA for a trailing two fiscal quarter period ending on such date equal to or greater than the amounts set forth below opposite each time period set forth below:

Period	Minimum EBITDA
For the two fiscal quarters ending on 6/30/06 and 9/30/06	$30,000,000
For the two fiscal quarters ending 12/31/06 and each fiscal quarter end thereafter	$40,000,000

(c) At each date that is a fiscal quarter-end, the Total Senior Funded Debt divided by the trailing two fiscal quarter annualized EBITDA of Equinix and its consolidated Subsidiaries (the “Senior Leverage Ratio”) shall be less than or equal to the ratio set forth below opposite each time period set forth below:

Period	Maximum Senior Leverage Ratio
For the fiscal quarters ending through 6/30/07	3.25:1.0
For the fiscal quarters ending 9/30/07 through 12/31/07	3.00:1.0
For the fiscal quarters ending 3/31/08 and thereafter	2.75:1.00

(d) At each date that is a fiscal quarter-end, the Total Funded Debt divided by the trailing two fiscal quarter annualized EBITDA of Equinix and its consolidated Subsidiaries (the “Total Leverage Ratio”) shall be less than or equal to the ratio set forth below opposite each time period set forth below:

Period	Maximum Total Leverage Ratio
For the fiscal quarters ending through 6/30/07	4.25:1.0	*
For the fiscal quarters ending 9/30/07 and each fiscal quarter end thereafter	3.75:1.0	*

* In the event Approved Subordinated Debt is issued:

(a) For the four fiscal quarters following the date of issuance	7.00:1.00
(b) For the next four fiscal quarters thereafter	6.00:1:00
(c) For all fiscal quarters commencing with the ninth fiscal quarter after the date of issuance	5.00:1.00

6.8 Intentionally Omitted.

6.9 Further Assurances.

Borrowers shall execute any further instruments and take further action as Agent or any Lender reasonably requests to perfect or continue Agent’s security interest in the Collateral or to effect the purposes of this Agreement.

7. NEGATIVE COVENANTS

Borrowers shall not, and, where indicated, shall not permit any of their Subsidiaries to, do any of the following without the prior written consent of Requisite Lenders, for so long as any Lender has an obligation to lend or there are any outstanding Obligations:

7.1 Dispositions.

Convey, sell, lease, transfer or otherwise dispose of (collectively a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for (a) Transfers of Inventory in the ordinary course of business; (b) non-exclusive licenses, leases, and similar arrangements for the use of the property of Borrowers or their Subsidiaries in the ordinary course of business; (c) Transfers of worn-out, surplus, damaged, or obsolete Equipment; (d) Transfers associated with the making or disposition of a Permitted Investment; (e) dispositions of cash or Permitted Investments in a manner not prohibited by this Agreement; (f) mergers or consolidations of any Subsidiary into a Borrower or another Subsidiary or liquidations of or dissolutions of Subsidiaries; (g) Transfers in connection with transaction permitted under Section 7.4; (h) Transfers of unimproved real property; (i) Transfers of any Facility if as of the date of such Transfer such Facility is a Non-Performing Facility; (j) Transfers in connection with Permitted Sale-Leaseback Transactions; (k) Transfers that are Permitted

Liens; (l) Transfers (including the “Beaumeade Transfer”, as defined in the Consent Letter) arising in connection with the Identified iStar Transactions (to the extent, if any, that such Transfers are not otherwise permitted under this Section 7.1); and (m) Transfers not otherwise permitted in this Section 7.1, provided, that the aggregate book value of all such other Transfers by Borrowers and their Subsidiaries, together, shall not exceed $5,000,000 in any fiscal year.

7.2 Changes in Business.

Engage in or permit any of their Subsidiaries to engage in any business other than the businesses currently engaged in by Borrowers or reasonably related thereto.

7.3 Dissolution.

Dissolve or elect to dissolve.

7.4 Mergers; Consolidations.

Merge or consolidate with another corporation or entity, or acquire all or substantially all of the capital stock or property of a Person; provided that a Borrower may merge or consolidate with another corporation or entity or acquire all or substantially all of the capital stock or property of a Person, if (a) a Default or an Event of Default shall not have occurred and be continuing and would not occur as a result of such transaction, as evidenced by a certificate of a Responsible Officer of Borrower attaching pro forma covenant calculations through the Revolving Maturity Date, and (b) a Borrower is the sole survivor after giving effect to the transaction.

7.5 Indebtedness.

Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.6 Encumbrance.

Create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein, subject only to Permitted Liens. In addition, Borrowers shall not enter into any agreement, document, instrument or other arrangement after the date hereof (except with or in favor of Agent for the benefit of Lenders) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrowers from transferring, assigning, mortgaging, pledging, granting a security interest in or upon, or otherwise encumbering, any of Borrowers’ real property to or in favor of Agent; provided, however, that Agent shall, at the request of Borrowers at or prior to the time that Borrowers or any Subsidiary enters into any lease with respect to real property or incurs any Permitted Indebtedness secured by real property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and equipment associated therewith, and the proceeds thereof), negotiate in good faith with the related landlord or lender the form and substance of a deed of trust or mortgage, together with any related documents reasonably required by Agent or such landlord or lender, pursuant to which any Lien in favor of Agent on such real property would be permitted under the terms of such lease or Permitted Indebtedness.

7.7 Distributions; Investments.

Directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Domestic Subsidiaries to do so; or pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock except for Permitted Distributions.

7.8 Transactions with Affiliates.

Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrowers except for transactions that are in the ordinary course of Borrowers’ business, or upon fair and reasonable terms that are no less favorable to Borrowers than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9 Subordinated Debt.

Make or permit any payment on any Subordinated Debt, except under the terms of the Subordinated Debt or any intercreditor agreement to which Agent and Lenders are party, or amend any provision in any document relating to the Subordinated Debt without prior written consent.

7.10 Compliance.

Become an “investment company” under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrowers’ business or operations or would reasonably be expected to cause a Material Adverse Change, or permit any Subsidiaries to do so.

8. EVENTS OF DEFAULT

Any one of the following is an Event of Default:

8.1 Payment Default.

If Borrowers fail to pay (a) the principal portion of any Credit Extension when due, or (b) the interest portion of any Credit Extension within three (3) Business Days after the date due, or (c) any other monetary Obligations within three (3) Business Days after payment of such other Obligation becomes delinquent. During any cure period, the failure to cure the payment default is not an Event of Default (but no Credit Extensions will be made during the cure period).

8.2 Covenant Default.

(a) If Borrowers fail to perform any obligation under Section 6.7 or violates any of the covenants contained in Section 7 of this Agreement other than Sections 7.5, 7.6 or 7.7, or

(b) If Borrowers fail or neglect to perform, keep, or observe any other material term, provision, condition, covenant, or agreement contained in this Agreement, in any other Loan Document, or in any other present or future agreement between Borrowers and Agent or any Lender and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure such default within fifteen (15) days after a Responsible Officer is aware of the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the fifteen (15) day period or cannot after diligent attempts by Borrowers be cured within such fifteen (15) day period, and such default is likely to be cured within a reasonable time, then Borrowers shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default (but no Credit Extensions will be made during such cure period).

8.3 Material Adverse Change.

If a Material Adverse Change occurs.

8.4 Attachment.

If (a) any material portion of any Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in fifteen (15) days; (b) the service of process upon any Borrower seeking to attach, by trustee or similar process, any material portion of funds of Borrowers on deposit with SVB, or any entity under the control of SVB (including a subsidiary); (c) any Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business; (d) a judgment or other claim becomes a Lien on a material portion of Borrowers’ assets; or (e) a notice of lien, levy, or assessment is filed against any material portion of Borrowers’ assets by any government agency and not paid within fifteen (15) days after Borrowers receive notice. These are not Events of Default if stayed or if a bond is posted pending contest by Borrowers (but no Credit Extensions shall be made during the cure period). For purposes of this Section 8.4, “material portion” means an amount equal to or in excess of Three Million Dollars ($3,000,000).

8.5 Insolvency.

If (a) any Borrower is unable to pay its debts (including trade debts) as they mature; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against any Borrower and not dismissed or stayed within sixty (60) days (but no Credit Extensions shall be made before any Insolvency Proceeding is dismissed).

8.6 Other Agreements.

If there is a default in any agreement (other than a lease of real property under which a bona fide dispute exists between any Borrower and the landlord regarding the existence of a default and for which adequate reserves are maintained) to which any Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Three Million Dollars ($3,000,000) or that could result in a Material Adverse Change.

8.7 Judgments.

If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Three Million Dollars ($3,000,000) shall be rendered against any Borrower and shall (a) remain unsatisfied and unstayed for a period of ten (10) days and (b) not be appealed within the shorter of forty-five (45) days or the time period during which such appeal is required to be brought under applicable law (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment).

8.8 Misrepresentations.

If any Borrower or any Person acting for any Borrower makes any material misrepresentation or material misstatement now or later in any warranty or representation in this Agreement or in any writing delivered to Agent or Lenders or to induce Agent and Lenders to enter this Agreement or any Loan Document.

9. RIGHTS AND REMEDIES

9.1 Rights and Remedies.

When an Event of Default occurs and continues Agent shall, at the request of, or may, with the consent of, Requisite Lenders, without notice or demand, do any or all of the following:

(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs, all Obligations are immediately due and payable without any action by Agent);

(b) stop advancing money or extending credit for Borrowers’ benefit under this Agreement;

(c) settle or adjust disputes and claims directly with account debtors for amounts, on terms and in any order that Agent considers advisable and notify any Person owing Borrowers money of Agent’s security interest in such funds and collect and verify the amount of such account. Borrowers shall collect all payments in trust for Agent and, if requested by Agent, immediately deliver the payments to Agent in the form received from the account debtor, with proper endorsements for deposit;

(d) make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral. Borrowers shall assemble the

Collateral if Agent requests and make it available as Agent designates. Agent or its representatives may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Each Borrower grants Agent a license to enter and occupy any of its premises, without charge, to exercise any of Agent’s and Lenders’ rights or remedies;

(e) apply to the Obligations any (i) balances and deposits of Borrowers it holds, or (ii) any amount held by SVB or any Lender owing to or for the credit or the account of Borrowers;

(f) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Agent is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrowers’ labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Agent’s exercise of its rights under this Section, Borrowers’ rights under all licenses and all franchise agreements inure to Agent for the benefit of Lenders;

(g) place a “hold” on any account maintained with SVB or any Lender and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any control agreement or similar agreements providing control of any Collateral;

(h) exercise any of its rights and remedies under the Leasehold Deeds of Trust;

(i) require Borrowers to provide cash collateral in the face amount of all undrawn Letters of Credit; and

(j) dispose of the Collateral according to the Code.

9.2 Power of Attorney.

Each Borrower hereby irrevocably appoints Agent as its lawful attorney-in-fact, to be effective upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against account debtors, (c) settle and adjust disputes and claims about the Accounts directly with account debtors, for amounts and on terms Agent determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; and (e) transfer the Collateral into the name of Agent or a third party as the Code permits. Each Borrower hereby appoints Agent as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Lenders are under no further obligation to make Credit Extensions hereunder. Agent’s foregoing appointment as Borrower’s attorney in fact, and all of Agent’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Lenders’ obligation to provide Credit Extensions terminates.

9.3 Intentionally Omitted.

9.4 Bank Expenses.

If Borrowers fail to pay any amount or furnish any required proof of payment to third persons Agent may make all or part of the payment or obtain insurance policies required in Section 6.5. Any amounts paid by Agent as provided herein are Bank Expenses and are immediately due and payable and shall bear interest at the highest applicable default rate and be secured by the Collateral. No payments by Agent shall be deemed an agreement to make similar payments in the future or Agent’s or any Lender’s waiver of any Event of Default.

9.5 Agent’s Liability for Collateral.

So long as Agent complies with reasonable banking practices regarding the safekeeping of Collateral, Agent shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrowers bear all risk of loss, damage or destruction of the Collateral.

9.6 Remedies Cumulative.

Agent’s and Lenders’ rights and remedies under this Agreement, the other Loan Documents, and all other agreements among Borrowers, Agent and Lenders, are cumulative. Agent has all rights and remedies provided under the Code, by law, or in equity. Agent’s exercise of one right or remedy is not an election, and Agent’s or Lenders’ waiver of any Event of Default is not a continuing waiver. Agent’s delay in enforcing its rights is not a waiver, election, or acquiescence.

9.7 Demand Waiver.

Each Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Agent and Lenders on which Borrowers are liable.

10. NOTICES

Notices or demands by either party about this Agreement must be in writing and personally delivered or sent by an overnight delivery service, or by certified mail, postage prepaid, return receipt requested, or by facsimile at the addresses and facsimile numbers listed below. For purposes of Section 2.3, Agent may send notice to Borrowers by electronic mail at the email address set forth below (provided that a copy of such notice shall be mailed promptly thereafter to Borrowers at the address set forth below). Failure to provide copies of notices to Borrowers or Agent or Lenders to the Persons named below to receive copies shall not invalidate the notice to Borrowers or to Agent or Lenders, as applicable. A party may change its notice address by written notice to the other parties.

If to Borrowers:	Equinix, Inc.
Equinix Operating Co., Inc.
301 Velocity Way, 5th Floor
Foster City, California 94404
Attn: Treasurer
Fax: (650) 513-7913
Email:mmock@equinix.com

with a copy to:	Equinix, Inc.
301 Velocity Way, 5th Floor
Foster City, California 94404
Attn: General Counsel
Fax: (650) 513-7913

and to:	Orrick, Herrington & Sutcliffe LLP
405 Howard Street
San Francisco, California 94105
Attn: Richard S. Grey, Esq.
Fax: (415) 773-5759

If to Agent or SVB:	Silicon Valley Bank
2400 Geng Road, Suite 200
Palo Alto, California 94303
Attn: Maria Leaf
Fax: (650) 320-0016

with a copy to:	Bingham McCutchen LLP
1900 University Avenue
East Palo Alto, California 94303
Attn: Pamela J. Martinson, Esq.
Fax: (650) 849-4800

If to GE:	General Electric Capital Corporation
100 California Street, 10th Floor
San Francisco, CA 94111
Attn: Ali Mirza
Fax: (513) 794-8596

11. CHOICE OF LAW , VENUE AND JURY TRIAL WAIVER

California law governs the Loan Documents without regard to principles of conflicts of law. Borrowers, Agent and Lenders each submit to the exclusive jurisdiction of the State and

Federal courts in California, and each Borrower accepts jurisdiction of the courts and venue in Santa Clara County, California. NOTWITHSTANDING THE FOREGOING, AGENT AND LENDERS SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST BORROWERS OR THEIR PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH AGENT OR LENDERS DEEM NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE AGENT’S AND LENDERS’ RIGHTS AGAINST BORROWERS OR THEIR PROPERTY.

BORROWERS, AGENT AND LENDERS EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclosure against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation and enforceability of this paragraph.

12. AGENCY PROVISIONS

12.1 Appointment. SVB is hereby appointed to act on behalf of all Lenders as Administrative and Collateral Agent (the “Agent”) under the Loan Agreement and the other Loan Documents. GE is hereby appointed to act on behalf of all Lenders and Agent as Documentation Agent under the Loan Agreement and the Loan Documents, provided, however, that GE shall have no powers, duties or responsibilities under this Agreement or any of the Loan Documents except in its capacity as a Lender. The provisions of this Section 12.1 are solely for the benefit of Agent and Lenders and neither of Borrowers nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement and the other Loan Documents, Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Loan Party or any other Person. Agent shall have no duties or responsibilities except for those expressly set forth in this Agreement and the other Loan Documents. The duties of Agent shall be mechanical and administrative in nature and Agent shall not have, or be deemed to have, by reason of this Agreement, any other Loan Document or otherwise a fiduciary relationship in respect of any Lender. Except as expressly set forth in this Agreement and the other Loan Documents, Agent shall not have any duty to disclose, and shall not be liable for failure to disclose, any information relating to any Loan Party or any of their respective Subsidiaries that is communicated to or obtained by SVB or any of its Affiliates in any capacity. Neither Agent nor any of its Affiliates nor any of their respective officers, directors, employees, agents or representatives shall be liable to any Lender for any action taken or omitted to be taken by it hereunder or under any other Loan Document, or in connection herewith or therewith, except for damages caused by its or their own gross negligence or willful misconduct.

If Agent shall request instructions from Requisite Lenders or all affected Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, then Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Requisite Lenders or all affected Lenders, as the case may be, and Agent shall not incur liability to any Person by reason of so refraining. Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document (a) if such action would, in the opinion of Agent, be contrary to law or the terms of this Agreement or any other Loan Document, or (b) if Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of Requisite Lenders or all affected Lenders, as applicable.

12.2 Agent’s Reliance, Etc. Neither Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for damages caused by its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, Agent: (a) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Loan Party or to inspect the Collateral (including the books and records) of any Loan Party; (d) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (e) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

12.3 SILICON VALLEY BANK AND AFFILIATES. WITH RESPECT TO ITS COMMITMENTS HEREUNDER, SVB SHALL HAVE THE SAME RIGHTS AND POWERS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AS ANY OTHER LENDER AND MAY EXERCISE THE SAME AS THOUGH IT WERE NOT AGENT; AND THE TERM “LENDER” OR “LENDERS” SHALL, UNLESS OTHERWISE EXPRESSLY INDICATED, INCLUDE SVB IN ITS INDIVIDUAL CAPACITY. SVB AND ITS AFFILIATES MAY LEND MONEY TO, INVEST IN, AND GENERALLY ENGAGE IN ANY KIND OF BUSINESS WITH, ANY LOAN PARTY, ANY OF THEIR AFFILIATES AND ANY PERSON WHO MAY DO BUSINESS WITH OR OWN SECURITIES OF ANY LOAN PARTY OR ANY SUCH AFFILIATE, ALL AS IF SVB WERE NOT AGENT AND WITHOUT ANY DUTY TO ACCOUNT THEREFOR TO LENDERS. SVB AND ITS AFFILIATES MAY ACCEPT FEES AND OTHER CONSIDERATION FROM ANY LOAN PARTY FOR SERVICES IN CONNECTION WITH THIS AGREEMENT OR OTHERWISE WITHOUT HAVING TO ACCOUNT FOR THE SAME TO LENDERS EXCEPT AS OTHERWISE PROVIDED IN THE OTHER LOAN DOCUMENTS.

12.4 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the financial statements referred to in Section 6.2 and such other documents and information as it has deemed appropriate, made its own credit and financial analysis of the Loan Parties and its own decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Loans, and expressly consents to, and waives any claim based upon, such conflict of interest.

12.5 Indemnification. Lenders agree to indemnify Agent (to the extent not reimbursed by Loan Parties and without limiting the obligations of Loan Parties hereunder), ratably according to their respective Commitment Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by Agent in connection therewith;

provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agent is not reimbursed for such expenses by Loan Parties.

12.6 Successor Agent. Agent may resign at any time by giving not less than thirty (30) days’ prior written notice thereof to Lenders and Borrowers. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within thirty (30) days after the resigning Agent’s giving notice of resignation, then the resigning Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution is organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least $300,000,000. If no successor Agent has been appointed pursuant to the foregoing, within thirty (30) days after the date such notice of resignation was given by the resigning Agent, such resignation shall become effective and the Requisite Lenders shall thereafter perform all the duties of Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor Agent as provided above. Any successor Agent appointed by Requisite Lenders hereunder shall be subject to the approval of Borrower, such approval not to be unreasonably withheld or delayed; provided that such approval shall not be required if a Default or an Event of Default has occurred and is continuing. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the earlier of the acceptance of any appointment as Agent hereunder by a successor Agent or the effective date of the resigning Agent’s resignation, the resigning Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that any indemnity rights or other rights in favor of such resigning Agent shall continue. After any resigning Agent’s resignation hereunder, the provisions of this Section 12.6 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as Agent under this Agreement and the other Loan Documents.

12.7 Setoff and Sharing of Payment. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default and subject to Section 12.8(g), each Lender is hereby authorized at any time or from time to time, without prior notice to any Borrower or to any Person other than Agent, any such notice being hereby expressly waived, to offset and to appropriate and to apply any and all balances held by it at any of its offices for the account of Borrower (regardless of whether such balances are then due to Borrowers) and any other properties or assets at any time held or owing by that Lender or that holder to or for the credit or for the account of Borrowers against and on account of any of the Obligations that are not paid when due; provided that the Lender exercising such offset rights shall give notice thereof to the affected Borrower promptly after exercising such rights. Any Lender exercising a right of setoff or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender’s or holder’s Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so offset or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares. Borrowers agree, to the fullest extent permitted by law, that (a) any Lender may exercise its right to offset with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such amounts so offset to other Lenders and holders and (b) any Lender so purchasing a participation in the Loans made or other Obligations held by other Lenders or holders may exercise all rights of offset, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Loans and the other Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the offset amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of offset, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.

12.8 Advances; Payments; Non-Funding Lenders; Risk Participations; Information; Actions in Concert.

(a) Advances; Payments.

(i) Each Lender shall make an amount equal to such Lender’s Commitment Percentage of each Advance (such amount, with respect to any Advance, shall be referred to herein as such Lender’s “Advance Amount”) available to Agent in same day funds by wire transfer to Agent’s account as provided to each Lender not later than 12:00 p.m. (Pacific time) on the requested funding date. After receipt of such wire transfers (or, in the Agent’s sole discretion, before receipt of such wire transfers), subject to the terms hereof, Agent shall make the requested Advance to Borrowers. All payments by each Lender shall be made without setoff, counterclaim or deduction of any kind.

(ii) Agent will promptly distribute to each Lender its Commitment Percentage (or other applicable share as provided herein) of all payments made by or on behalf of the Borrowers in like funds as received by the Agent. To the extent that any Lender (a “Non-Funding Lender”) has failed to fund all payments and Advances to be made by it or failed to fund the purchase of all participations required to be purchased by it, Agent shall be entitled to set off the funding short-fall against that Non-Funding Lender’s Pro Rata Share of all payments received from Borrowers.

(b) Availability of Lenders’ Advance Amount. Agent may assume that each Lender will make its Advance Amount of each Advance available to Agent on each funding date. If such Advance Amount is not, in fact, paid to Agent by such Lender when due, Agent will be entitled to recover such amount on demand from such Lender without setoff, counterclaim or deduction of any kind. If any Lender fails to pay its Advance Amount forthwith upon Agent’s demand, Agent shall promptly notify Borrowers and Borrowers shall immediately repay such amount to Agent. Nothing in this Section 12.8(b) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any

Lender or to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder. To the extent that Agent advances funds to Borrower on behalf of any Lender and is not reimbursed therefor on the same Business Day as such Advance is made, Agent shall be entitled to retain for its account all interest accrued on such Advance until reimbursed by the applicable Lender.

(c) Return of Payments.

(i) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrowers and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii) If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrowers or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrowers or such other Person, without setoff, counterclaim or deduction of any kind.

(d) Non-Funding Lenders. The failure of any Non-Funding Lender to make any Advance or any payment required by it hereunder, shall not relieve any other Lender (each such other Lender, an “Other Lender”) of its obligations to make such Advance on such date, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make an Advance or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” (or be included in the calculation of “Requisite Lenders” hereunder) for any voting or consent rights under or with respect to any Loan Document. At Borrowers’ request, Agent or a Person acceptable to Agent shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from any Non-Funding Lender, and each Non-Funding Lender agrees that it shall, at Agent’s request, sell and assign to Agent or such Person, all of the Commitments of that Non-Funding Lender for an amount equal to the principal balance of all Loans held by such Non-Funding Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

(e) Letter of Credit Risk Participations. Immediately upon the issuance of any Letter of Credit in accordance with Section 2.1.2, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from SVB in its capacity as the issuer of the Letter of Credit a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Commitment Percentage times the face amount of such Letter of Credit. In the event of an unreimbursed drawing under any Letter of Credit, each Lender shall, upon notice from Agent, make funds available to Agent for reimbursement of the issuer in an amount equal to its Commitment Percentage of the unreimbursed drawing amount, in accordance with Section 12.8(a)(i) above.

(f) Dissemination of Information. Agent shall use reasonable efforts to provide Lenders with any notice of Default or Event of Default received by Agent from, or delivered by Agent to, any Borrower, with notice of any Event of Default of which Agent has actually become aware and with notice of any action taken by Agent following any Event of Default; provided, that Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent’s gross negligence or willful misconduct. Lenders acknowledge that Borrowers are required to provide financial statements and other reports to Lenders in accordance with Section 6.2 and agree that Agent shall have no duty to provide the same to Lenders.

(g) Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or the Loan Documents (including exercising any rights of setoff) without first obtaining the prior written consent of Agent and Requisite Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Loan Documents shall be taken in concert and at the direction or with the consent of Agent or Requisite Lenders.

13. GENERAL PROVISIONS

13.1 Successors and Assigns; Assignments and Participations.

(a) No Assignment by Borrowers. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrowers may not assign this Agreement or any rights or Obligations under it without Agent’s and Lenders’ prior written consent which may be granted or withheld in their sole discretion.

(b) Assignments. Subject to the terms of this Section 13.1(b), any Lender may make an assignment to a Qualified Assignee of, or sale of participations in, at any time or times, the Loan Documents, Advances and any Commitment or any portion thereof or interest therein, including any Lender’s rights, title, interests, remedies, powers or duties thereunder. Any assignment by a Lender shall: (i) require the consent of Agent (which consent shall not be unreasonably withheld or delayed with respect to a Qualified Assignee) and the execution of an assignment agreement (an “Assignment Agreement” substantially in the form attached hereto as Exhibit E) and otherwise in form and substance reasonably satisfactory to, and acknowledged by, Agent; (ii) be conditioned on such assignee Lender representing to the assigning Lender and Agent that it is purchasing the applicable Loans to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; (iii) after giving effect to any such partial assignment, the assignee Lender shall have Commitments in an amount at least equal to $5,000,000 and the assigning Lender shall have retained Commitments in an amount at least equal to $5,000,000; (iv) include a payment to Agent of an assignment fee of $3,500 and (v) so long as no Event of Default has occurred and is continuing, require the consent of Borrowers, which shall not be unreasonably withheld or delayed; provided that no such consent shall be required for an assignment to a Qualified Assignee. In the case of an assignment by a Lender under this Section 13.1(b), the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as all other Lenders hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitments or assigned portion thereof from and after the date of such assignment. Each Borrower hereby acknowledges and agrees that any assignment shall give rise to a direct obligation of Borrowers to the assignee and that the assignee shall be considered to be a “Lender”. In all instances, each Lender’s liability to make Advances hereunder shall be several and not joint and shall be limited to such Lender’s Commitment Percentage. In the event Agent or any Lender assigns or otherwise transfers all or any part of the Obligations, Agent or any such Lender shall so notify Borrowers and Borrowers shall, upon the request of Agent or such Lender, execute new Notes in exchange for the Notes, if any, being assigned. Notwithstanding the foregoing provisions of this Section 13.1(b), any Lender may at any time pledge the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to a Federal Reserve Bank, and any lender that is an investment fund may assign the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to another investment fund managed by the same investment advisor; provided, that no such pledge to a Federal Reserve Bank shall release such Lender from such Lender’s obligations hereunder or under any other Loan Document.

(c) Participations. Any participation by a Lender of all or any part of its Commitments shall be made with the understanding that all amounts payable by Borrowers hereunder shall be determined as if that Lender had not sold such participation, and that the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or Bank Expenses payable with respect to, any Loan in which such holder participates, (ii) any extension of the scheduled amortization of the principal amount of any Loan in which such holder participates or the final maturity date thereof, and (iii) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement, the Collateral Documents or the other Loan Documents). Neither Borrowers nor any other Loan Party shall have any obligation or duty to any participant. Neither Agent nor any Lender (other than the Lender selling a participation) shall have any duty to any participant and may continue to deal solely with the Lender selling a participation as if no such sale had occurred.

(d) Continuing Obligations. Except as expressly provided in this Section 13.1, no Lender shall, as between Borrowers and that Lender, or Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Advances or other Obligations owed to such Lender.

(e) Loan Party Assistance. Each Loan Party shall assist any Lender permitted to sell assignments or participations under this Section 13.1 as reasonably required to enable the assigning or selling Lender to effect any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and the preparation of informational materials for, and the participation of management in meetings with, potential assignees or participants. Each Loan Party shall certify the correctness, completeness and accuracy of all descriptions of the Loan Parties and their respective affairs contained in any selling materials provided by it and all other information provided by it and included in such materials.

(f) Confidentiality. A Lender may furnish any information concerning Loan Parties in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants); provided that such Lender shall obtain from assignees or participants confidentiality covenants substantially equivalent to those contained in Section 13.11 below.

13.2 Indemnification.

Borrowers hereby indemnify, defend and hold Agent and Lenders and their respective officers, employees, and agents harmless against: (a) all obligations, demands, claims, and liabilities asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses, or Bank’s Expenses incurred, or paid by Agent and Lenders from, following, or consequential to transactions among Agent, Lenders and Borrowers (including reasonable attorneys’ fees and expenses), except to the extent any of the foregoing are caused by Agent’s or Lenders’ gross negligence or willful misconduct.

13.3 Attorneys’ Fees, Costs and Expenses.

In any action or proceeding between Borrowers and Agent or any Lender arising out of the Loan Documents the prevailing party will be entitled to recover its reasonable attorneys’ fees and other reasonable costs and expenses incurred, in addition to any other relief to which it may be entitled.

13.4 Right of Set-Off.

Borrower hereby grants to Agent and each Lender, a lien, security interest and right of set-off as security for all Obligations to Agent and Lenders hereunder, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Agent and each Lender any entity under the control of Agent and each Lender (including an Affiliate) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Agent and each Lender may set-off the same or any part thereof and apply the same to any liability or obligation of Borrowers and any guarantor even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE AGENT OR LENDERS TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWERS OR ANY GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

13.5 Time of Essence.

Time is of the essence for the payment and performance of all Obligations in this Agreement.

13.6 Severability of Provisions.

Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

13.7 Amendments and Waivers.

(a) Except for actions expressly permitted to be taken by Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Agent and Borrowers, and by Requisite Lenders or all affected Lenders, as applicable. Except as set forth in Section 13.7(c) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Requisite Lenders.

(b) No amendment, modification, termination or waiver of or consent with respect to any provision of the Loan Agreement that waives compliance with the conditions precedent set forth in Sections 3.1 or 3.2 to the making of any Credit Extension shall be effective unless the same shall be in writing and signed by Agent, Requisite Lenders and Borrowers. Notwithstanding anything contained in this Agreement to the contrary, no waiver or consent with respect to any Default or any Event of Default shall be effective for purposes of the conditions precedent to the making of Credit Extensions set forth in Section 3.1 or 3.2 unless the same shall be in writing and signed by Agent, Requisite Lenders and Borrowers.

(c) No amendment, modification, termination or waiver shall, unless in writing and signed by Agent and each Lender directly affected thereby: (i) increase the principal amount of any Lender’s Commitment (which action shall be deemed to directly affect all Lenders only in the event that the sum of all Lenders’ Commitments is increased to be in excess of the maximum Committed Revolving Line); (ii) reduce the principal of, rate of interest on or Fees payable with respect to any Credit Extension of any affected Lender; (iii) extend any scheduled payment date or final maturity date of the principal amount of any Advances of any affected Lender; (iv) waive, forgive, defer, extend or postpone any payment of interest or fees as to any affected Lender; (v) release any Guarantor or, except as otherwise permitted herein or in the other Loan Documents, release, or permit any Loan Party to sell or otherwise dispose of, any Collateral with a value exceeding $500,000 in the aggregate (which action shall be deemed to directly affect all Lenders); (vi) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances that shall be required for Lenders or any of them to take any action hereunder; and (vii) amend or waive this Section 13.7(c) or the definition of the term “Requisite Lenders” insofar as such definition affects the substance of this Section 13.7(c). Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of Agent under this Agreement or any other Loan Document, including any increase in sublimits or any release of any Guarantor or Collateral requiring a writing signed by all Lenders, shall be effective unless in writing and signed by Agent in addition to Lenders required hereinabove to take such action. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document. No notice to or demand on any Borrower in any case shall entitle such Borrower or any other Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 13.7(c) shall be binding upon each Lender, regardless of the point in time at which such Person first becomes a Lender under the Loan Agreement.

(d) If, in connection with any proposed amendment, modification, waiver or termination:

(i) requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this clause (i) and in clause (ii) below being referred to as “Non Consenting Lender”); or

(ii) requiring the consent of Requisite Lenders, the consent of Lenders holding 51% or more of the aggregate Commitments is obtained, but the consent of Requisite Lenders is not obtained;

then, so long as Agent is not a Non Consenting Lender, at Borrowers’ request Agent, or a Person reasonably acceptable to Agent and Borrowers, shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from such Non Consenting Lenders, and such Non Consenting Lenders agree that they shall, upon Agent’s request, sell and assign to Agent or such Person, all of the Commitments of such Non Consenting Lenders for an amount equal to the principal balance of all Loans held by the Non Consenting Lenders and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

13.8 Integration.

This Agreement and the Loan Documents represent the entire agreement about this subject matter, and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

13.9 Counterparts.

This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

13.10 Survival.

All covenants, representations and warranties made in this Agreement continue in full force while any Obligations remain outstanding. The obligation of Borrowers in Section 13.2 to indemnify Agent and Lenders shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

13.11 Confidentiality.

In handling any confidential information, each of Agent and Lenders shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Agent’s and Lenders’ subsidiaries or affiliates in connection with their business with Borrowers; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Agent and Lenders shall obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) as required in connection with any examination or audit of Agent or any Lender; and (e) as Agent and Lenders consider appropriate in exercising remedies under this Agreement. Confidential information does not include information that either: (x) is in the public domain or in Agent’s or Lenders’ possession when disclosed to it (other than information that becomes part of the public domain by reason of Agent’s or Lenders’ breach of this Section 13.11), or becomes part of the public domain after disclosure to Agent or Lenders; or (y) is disclosed to Agent and Lenders by a third party, if, at the time of disclosure, Agent and Lenders do not know that the third party is prohibited from disclosing the information.

13.2 Designation of Obligations as “Designated Senior Debt”.

Borrowers, Agent and Lenders expressly agree that the Obligations constitute “Designated Senior Debt” for purposes of and as defined in that certain Indenture, dated as of February 11, 2004, between Equinix and U.S. Bank National Association, as Trustee, as amended, modified or supplemented from time to time.

13.13 USA PATRIOT Act Notice.

Agent hereby notifies Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrowers, which information includes the name and address of Borrowers and other information that will allow Agent to identify Borrowers in accordance with the Act.

14. CROSS-GUARANTY

14.1 Cross-Guaranty. Each Borrower hereby agrees that such Borrower is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to Agent and Lenders and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to Agent and Lenders by each other Borrower. Each Borrower agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section 14 shall not be discharged until payment and performance, in full, of the Obligations has occurred, and that its obligations under this Section 14 shall be absolute and unconditional, irrespective of, and unaffected by,

(a) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Borrower is or may become a party;

(b) the absence of any action to enforce this Agreement (including this Section 14) or any other Loan Document or the waiver or consent by Agent and Lenders with respect to any of the provisions thereof;

(c) the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by Agent and Lenders in respect thereof (including the release of any such security);

(d) the insolvency of any Loan Party; or

(e) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

Each Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guaranteed hereunder.

14.2 Waivers by Borrowers. To the extent permitted by applicable law, each Borrower hereby waives any and all defenses and rights of discharge based upon suretyship or impairment of collateral (including lack of attachment or perfection with respect thereto) that it may now have or may hereafter acquire with respect to Agent or Lenders or any of its Obligations hereunder, under any Loan Document or under any other agreement that it may have or may hereafter enter into with Agent or Lenders. Each Borrower expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel Agent or Lenders to marshal assets or to proceed in respect of the Obligations guaranteed hereunder against any other Loan Party, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Borrower. It is agreed among each Borrower, Agent and Lenders that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section 14 and such waivers, Agent and Lenders would decline to enter into this Agreement.

14.3 Benefit of Guaranty. Each Borrower agrees that the provisions of this Section 14 are for the benefit of Agent and Lenders and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Borrower and Agent or Lenders, the obligations of such other Borrower under the Loan Documents.

14.4 Subordination of Subrogation, Etc. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, each Borrower hereby expressly and irrevocably subordinates to payment of the Obligations any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor until the Obligations are indefeasibly paid in full in cash. Each Borrower acknowledges and agrees that this subordination is intended to benefit Agent and Lenders and shall not limit or otherwise affect such Borrower’s liability hereunder or the enforceability of this Section 14, and that Agent, Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 14.4.

14.5 Election of Remedies. If Agent or any Lender may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving Agent or such Lender a Lien upon any Collateral, whether owned by any Borrower or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, Agent or any Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 14. If, in the exercise of any of its rights and remedies, Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Borrower hereby consents to such action by Agent or such Lender and waives any claim based upon such action, even if such action by Agent or such Lender shall result in a full or partial loss of any rights of subrogation that each Borrower might otherwise have had but for such action by Agent or such Lender. Any election of remedies that results in the denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. In the event Agent or any Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, Agent or such Lender may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by Agent or such Lender but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Agent, Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 14, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

14.6 Liability Cumulative. The liability of Borrowers under this Section 14 is in addition to and shall be cumulative with all liabilities of each Borrower to Agent and Lenders under this Agreement and the other Loan Documents to which such Borrower is a party or in respect of any Obligations or obligation of the other Borrower, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

15. DEFINITIONS

15.1 Definitions.

In this Agreement:

“Accounts” are all existing and later arising accounts, contract rights, and other obligations owed Borrower in connection with its sale or lease of goods (including licensing software and other technology) or provision of services, all credit insurance, guaranties, other security and all merchandise returned or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing, as such definition may be amended from time to time according to the Code.

“Adjusted LIBOR” means, for each Interest Period in respect of LIBOR Advances comprising part of the same Advances, an interest rate per annum (rounded upward to the nearest 1/16th of one percent (0.0625%)) equal to LIBOR for such Interest Period divided by one (1) minus the Reserve Requirement for such Interest Period.

“Advance” or “Advances” is a loan advance (or advances) under the Committed Revolving Line.

“Affiliate” of any Person is (a) any Person that owns or controls directly or indirectly such Person, (b) any Person that controls or is controlled by or is under common control with such Person, and (c) each of such Person’s senior executive officers or directors, (d) for any Person that is a limited liability company, such Person’s managers and members, and (e) for any Person that is a partnership, such Person’s general partner.

“Agent” is Silicon Valley Bank, in its capacity as administrative agent for Lenders.

“Applicable Margin” means the per annum interest rate from time to time in effect and payable in addition to the Prime Rate or LIBOR Rate applicable to the Advances, as determined by reference to the table in Section 2.4(a) of the Agreement.

“Approved	Subordinated Debt” has the meaning set forth in Schedule 6.7 hereto.

“Bank Expenses” are all audit fees and expenses and costs or expenses of Agent and Lenders (including reasonable attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including appeals or Insolvency Proceedings).

“Bank Products” means cash management services, foreign exchange contracts or similar products, including without limitation, merchant services, direct deposit of payroll, business credit cards, check cashing services, and clearing house and automated funds transfer services, to the extent provided by any Lender.

“Borrower’s Books” are all Borrowers’ books and records including ledgers, records regarding Borrowers’ assets or liabilities, the Collateral, business operations or financial condition and all computer programs or discs or any equipment containing the information.

“Business Day” is any day that is not a Saturday, Sunday or a day on which SVB is closed.

“Cash Equivalents” are (a) marketable direct obligations issued or unconditionally guaranteed by the United States government or its agencies or any state or municipality maturing within one (1) year from its acquisition, (b) commercial paper maturing no more than one (1) year after its acquisition and having an A-1/P-1 or better rating from either Standard & Poor’s Rating Services or Moody’s Investors Service, Inc., (c) Bank’s certificates of deposit issued by any Lender maturing no more than one (1) year after issue, (d) floating rate securities with a rating of Aaa/AAA, (e) corporate bonds or notes with a credit rating of Aa/AA, (f) shares in money market funds, and (g) any other investments administered through a Lender or its Affiliates.

“Change in Control” is a transaction in which (a) any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Act”)), other than STT or its Affiliates, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of greater than 35% of the shares of all classes of stock then outstanding of a Person ordinarily entitled to vote in the election of the directors of such Person; or (b) STT, considered together with its Affiliates, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of greater than 50% of the shares of all classes of stock then outstanding of a Person ordinarily entitled to vote in the election of the directors of such Person.

“Code” is the Uniform Commercial Code as adopted in California as amended and in effect from time to time.

“Collateral” is the property described on Exhibit D attached hereto.

“Collateral Information Certificates” are the Collateral Information Certificates delivered by Borrowers to Lenders on or before the Effective Date.

“Committed Revolving Line” is an aggregate principal amount of $75,000,000, or subject to the terms of Section 3.8, $100,000,000.

“Commitment” means, as to each Lender, its obligation to make Advances to the Borrower in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite its name on Schedule 1 hereto, as such amount may be adjusted from time to time in accordance with this Agreement, and “Commitment Percentage” means, as to any Lender, an amount expressed as a percentage, equal to such Lender’s Commitment divided by the Committed Revolving Line.

“Commodity Account” has the meaning ascribed to it in the Code.

“Consent Letter” means that certain letter agreement dated December 21, 2005 between SVB and Equinix relating to and describing certain transactions between Equinix and certain of its Subsidiaries, on the one hand, and iStar Financial Inc. and certain of its Affiliates, on the other hand.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under the guarantee or other support arrangement.

“Continuation Date” means any date on which Borrowers elect to continue a LIBOR Advance into another Interest Period.

“Control Agreement” means, collectively, any control agreement entered into among Borrowers, Agent and the depositary bank, securities intermediary, or commodity intermediary at which a Borrower maintains a Deposit Account, Securities Account, or a Commodity Account, pursuant to which Agent obtains control (within the meaning of the applicable provision of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Conversion Date” means any date on which Borrowers elect to convert a Prime Rate Advance to a LIBOR Advance or a LIBOR Advance to a Prime Rate Advance.

“Copyright” means any of the following now owned or hereafter acquired or created (as a work for hire for the benefit of Borrowers) by Borrowers or in which any Borrower now holds or hereafter acquires or receives any right or interest, in whole or in part: (a) any copyright, whether registered or unregistered, held pursuant to the laws of the United States or of any other country or foreign jurisdiction, (b) registration, application or recording in the United States Copyright Office or in any similar office or agency of the United States or any other country or foreign jurisdiction, (c) any continuation, renewal or extension thereof, and (d) any registration to be issued in any pending application, and shall include any right or interest in and to work protectable by any of the foregoing which are presently or in the future owned, created or authorized (as a work for hire for the benefit of Borrowers) or acquired by any Borrower, in whole or in part.

“Credit Extension” is each Advance, Letter of Credit, or any other extension of credit by any Lender for Borrower’s benefit.

“Default” means an event, condition, or act which with notice or the passage of time, or both, would constitute an Event of Default.

“Deposit Accounts” means all present and future “deposit accounts” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all general and special bank accounts, demand accounts, checking accounts, savings accounts and certificates of deposit, whether maintained with Agent, any Lender or other institutions.

“Designated Deposit Account” means that certain deposit account maintained with SVB in the name of Equinix, account number [*].

“Domestic Accounts” means Accounts for which the account debtor has its principal place of business in the United States.

*	CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

“Domestic Collateral Account” is any Deposit Account, Securities Account or Commodity Account established by Borrowers at or with any bank or financial institution located in the United States.

“Domestic Subsidiary” means any direct or indirect Subsidiary of a Borrower or Guarantor which is organized under the laws of the United States or any State thereof.

“EBITDA” means Borrowers’ consolidated profit or loss from operations plus depreciation, amortization, accretion, stock-based compensation expense, non-cash restructuring charges, and such other cash restructuring charges as agreed by Agent in writing.

“Effective Amount” means with respect to any Advances on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowing and prepayments or repayments thereof occurring on such date.

“Effective Date” means the date that Agent signs this Agreement as indicated on the signature page hereof.

“Equinix” has the meaning set forth in the introductory paragraph to this Agreement.

“Equipment” is all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which any Borrower has any interest.

“Facility” means any Internet Business Exchange™ (IBX) center owned or leased and under construction or operated by the Borrowers or any of their Subsidiaries together with any accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and equipment associated therewith, and the proceeds thereof.

“Facility Fee Percentage” means the percentage set forth in the table below, for each period during which the corresponding Senior Leverage Ratio is in effect:

If Borrowers’ Senior Leverage Ratio is:	The Facility Fee Percentage per annum is:
less than or equal to 1.0x	0.20%
greater than 1.0x but less than or equal to 2.5x	0.30%
greater than 2.5x	0.35%

Any increase or decrease in the Facility Fee Percentage resulting from a change in the Senior Leverage Ratio, as evidenced by the most recently-delivered Compliance Certificate, shall be effective; provided, however, that if Borrowers fail to deliver a Compliance Certificate when due in accordance with Section 6.2(b), then the Facility Fee Percentage shall be 0.35% per annum effective retroactively to the first day of the fiscal quarter in which such Compliance Certificate is required to be delivered and until such time that Borrowers shall deliver a Compliance Certificate evidencing that its Senior Leverage Ratio at the end of the immediately preceding fiscal quarter was less than or equal to 2.5x (in which case the Facility Fee Percentage shall automatically adjust to the percentage corresponding to such Senior Leverage Ratio). The Facility Fee Percentage in effect from the Effective Date until Borrowers deliver the next Compliance Certificate required by the Original Loan Agreement or this Agreement thereafter shall be .30% per annum, whereupon any increase or decrease in the Facility Fee Percentage shall be computed in accordance with the immediately preceding sentence. In the event the Senior Leverage Ratio reported in any Compliance Certificate is later determined to have been inaccurate, the Facility Fee Percentage shall be adjusted retroactively to the date of delivery of such inaccurate Compliance Certificate to the percentage corresponding to the correct Senior Leverage Ratio for that date, and such adjusted Facility Fee Percentage shall be applicable for the same period as that determined based on the original inaccurate Senior Leverage Ratio.

“Fee Letter” has the meaning given it in Section 2.7(c).

“Filing Collateral” means any Collateral in which a security interest may be perfected by the filing of a financing statement in the appropriate jurisdiction under the Code.

“Foreign Assets” means (a) any tangible assets not located within the United States; (b) Accounts that are not Domestic Accounts; (c) any Deposit Account, Securities Account, Commodity Account or Letter of Credit Right if the jurisdiction (as determined pursuant to Section 9304, 9305 or 9306, as applicable, of the Code) of the related depositary bank, securities intermediary, commodity intermediary or issuer is outside the United States; (d) any equity securities issued by a Subsidiary of a Borrower or Guarantor that is not a Domestic Subsidiary; and (e) any “instrument” (as defined in the Code) if the payor thereof does not have its principal place of business in the United States.

“Funding Date” is the date on which an Advance is made to or on account of Borrowers.

“GAAP” is generally accepted accounting principles in effect under the laws of the United States of America from time to time.

“GE” means General Electric Capital Corporation.

“General Intangibles” has the meaning ascribed to it in the Code.

“Governmental Authority” means (a) any foreign, federal, state, county, or municipal government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, (c) any court or administrative tribunal or (d) with respect to any Person, any arbitration tribunal or other non-governmental authority to whose jurisdiction that Person has consented.

“Guarantor” means any Person executing and delivering a guaranty agreement after the Effective Date with respect to the Obligations of Borrowers in favor of Agent and Lenders.

“Identified iStar Transactions” means the “Transactions”, as that term is defined in the Consent Letter.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means any intellectual property, in any medium, of any kind or nature whatsoever, now or hereafter owned or acquired or received by Borrowers or in which any Borrower now holds or hereafter acquires or receives any right or interest, and shall include, in any event, any Copyright, Trademark, Patent, trade secret, customer list, Internet domain name (including any right related to the registration thereof), proprietary or confidential information, Mask Works, source, object or other programming code, invention (whether or not patented or patentable), technical information, procedure, design, knowledge, know-how, software, data base, data, skill, expertise, recipe, experience, process, model, drawing, material or record, all claims for damages by way of past, present and future infringement of any of the rights included above and all licenses or other rights to use any property or rights of a type described above.

“Interest Payment Date” means, with respect to any LIBOR Advance, the last day of each Interest Period applicable to such LIBOR Advance and the 90th day following such Advance, if sooner, and, with respect to Prime Rate Advances, the last day of each fiscal quarter, and each date a Prime Rate Advance is converted into a LIBOR Advance to the extent of the amount converted to a LIBOR Advance.

“Interest Period” means, as to any LIBOR Advance, the period commencing on the date of such LIBOR Advance, or on the conversion/continuation date on which the LIBOR Advance is converted into or continued as a LIBOR Advance, and ending on the date that is thirty (30), sixty (60), ninety (90), or one hundred eighty (180) days thereafter, in each case as Borrowers may elect in the applicable Notice of Borrowing or Notice of Conversion/Continuation; provided, however, that (a) no Interest Period with respect to any LIBOR Advance shall end later than the Revolving Maturity Date, (b) the last day of an Interest Period shall be determined in accordance with the practices of the LIBOR interbank market as from time to time in effect, (c) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day, and (d) interest shall accrue from and include the first Business Day of an Interest Period but exclude the last Business Day of such Interest Period.

“Interest Rate Determination Date” means each date for calculating the LIBOR for purposes of determining the interest rate in respect of an Interest Period. The Interest Rate Determination Date shall be the second Business Day prior to the first day of the related Interest Period for a LIBOR Advance.

“Inventory” is present and future inventory in which any Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or later owned by or in the custody or possession, actual or constructive, of Borrowers, including inventory temporarily out of its custody or possession or in transit and including returns on any accounts or other proceeds (including insurance proceeds) from the sale or disposition of any of the foregoing and any documents of title.

“Investment” is any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“Investment Property” has the meaning ascribed to it in the Code.

“Leasehold Deed of Trust” means a Leasehold Deed of Trust or Mortgage, Security Agreement, Assignment of Rents and Leases and Fixture Filing with respect to a Real Property Lease listed on Exhibit D hereto.

“Lenders” means SVB and GE, and any other lender becoming a party to this Agreement.

“Letter of Credit” has the meaning ascribed to it in Section 2.1.2.

“Letter of Credit Rights” has the meaning ascribed to it in the Code.

“LIBOR” means, for any Interest Rate Determination Date with respect to an Interest Period for any Advance to be made, continued as or converted into a LIBOR Advance, the rate of interest per annum determined by Agent to be the per annum rate of interest at which deposits in United States Dollars are offered to Agent in the London interbank market in which Agent customarily participates at 11:00 a.m. (local time in such interbank market) two (2) Business Days prior to the first day of such Interest Period for a period approximately equal to such Interest Period and in an amount approximately equal to the amount of such Advance.

“LIBOR Advance” means an Advance that bears interest based on Adjusted LIBOR.

“Lien” is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” are, collectively, this Agreement, the Collateral Information Certificates, any note executed by Borrowers, any guaranty, the Leasehold Deeds of Trust and any other present or future agreement between Borrowers and/or for the benefit of Agent and Lenders in connection with this Agreement, all as amended, extended or restated.

“Loan Parties” means each Person that hereafter executes a signature page to this Agreement and thereby becomes a Borrower hereunder, with the consent of Agent and Lenders.

“Mask Works” are all mask works or similar rights available for the protection of semiconductor chips, now owned or later acquired.

“Material Adverse Change” is: (a) an impairment in the perfection or priority of Agent’s security interest in a material portion of the Collateral or in the value of such Collateral; or (b) a material adverse change in the business, operations, or financial condition of Borrowers taken as a whole, which results in a material impairment of the prospect of repayment of any portion of the Obligations.

“Non-Performing Facility” means, as of any date of determination, a Facility with negative operating cash flow during the period consisting of the two immediately preceding quarters.

“Notice of Borrowing” means a notice given by Borrowers to Agent in accordance with Section 3.2(a), substantially in the form of Exhibit A, with appropriate insertions.

“Notice of Conversion/Continuation” means a notice given by Borrowers to Agent in accordance with Section 3.4, substantially in the form of Exhibit B, with appropriate insertions.

“Obligations” are (a) debts, principal, interest, Bank Expenses, and other amounts Borrowers owe to Agent or any Lender now or later, arising under or in connection with the Loan Documents, including Letters of Credit, if any, and including interest accruing after Insolvency Proceedings begin and (b) Bank Products.

“Operating Documents” shall mean, for any Person, such Person’s formation documents, as currently filed with the Secretary of State of such Person’s state of formation, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), each of the foregoing with all current modifications and amendments thereto.

“Original Loan Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Other Property” means (a) the following as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and all rights relating thereto: all present and future “commercial tort claims”, “documents”, “instruments”, “promissory notes”, “chattel paper”, “letters of credit”, “letter-of-credit rights”, “fixtures”, “farm products” and “money”; and (b) all other goods and personal property of every kind, tangible and intangible, whether or not governed by the Code, but shall not include Intellectual Property.

“Patent” means any of the following now hereafter owned or acquired or received by Borrowers or in which any Borrower now holds or hereafter acquires or receives any right or interest: (a) letters patent and right corresponding thereto, of the United States or any other country or other foreign jurisdiction, any registration and recording thereof, and any application for letters patent, and rights corresponding thereto, of the United States or any other country or other foreign jurisdiction, including, without limitation, registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or other foreign jurisdiction; (b) any reissue, continuation, continuation-in-part or extension thereof; (c) any petty patent, divisional, and patent of addition; and (d) any patent to issue in any such application.

“Permitted Distributions” means:

(a) purchases of capital stock from former employees, consultants and directors pursuant to repurchase agreements or other similar agreements;

(b) distributions or dividends consisting solely of a Borrower’s capital stock;

(c) purchases for value of any rights distributed in connection with any stockholder rights plan;

(d) payments of dividends or distributions made by any Subsidiary of a Borrower to a Borrower or another Subsidiary of Borrowers;

(e) mandatory dividends provided for under any Borrower’s Certificate of Incorporation as in existence as of the Effective Date;

(f) exchanges of equity securities of a Borrower for other equity securities of Borrower that do not provide for any mandatory dividend or redemption prior to the Revolving Maturity Date; and

(g) other distributions, dividends or purchases of Borrowers’ capital stock in cash, provided that the aggregate amount of such distributions, dividends, or purchases made pursuant to this clause (g) not exceeding 25% of Borrowers’ assets.

“Permitted Indebtedness” is:

(a) Borrowers’ indebtedness to Lenders under this Agreement or the other Loan Documents;

(b) Indebtedness existing on the Effective Date and shown on the Collateral Information Certificate;

(c) Subordinated Debt;

(d) Indebtedness to trade creditors incurred in the ordinary course of business;

(e) capital leases with respect to Property;

(f) purchase money Indebtedness secured by Permitted Liens not exceeding $10,000,000;

(g) Indebtedness secured by Permitted Liens;

(h) Indebtedness under any performance, surety, statutory or appeal bonds or similar obligations incurred in the ordinary course of business

(i) (i) Indebtedness of any Borrower to any of its Subsidiaries to the extent it is Subordinated Debt; (ii) Indebtedness of any Subsidiary of a Borrower to another Subsidiary of a Borrower; and (iii) Indebtedness of any Subsidiary to a Borrower to the extent permitted under clause (h) of the definition of Permitted Investments;

(j) guaranty obligations of Borrowers or any Subsidiary in respect of Permitted Indebtedness of any wholly-owned Subsidiary of such Person;

(k) Indebtedness of any Persons acquired in connection with any merger or acquisition transaction permitted under this Agreement;

(l) Indebtedness incurred in connection with Rate Contracts;

(m) obligations resulting from the assumption of a real property lease or sublease to the extent such obligation is treated as a capital lease obligation for accounting purposes only;

(n) Indebtedness secured by Property if the Lien securing such Indebtedness is confined to such Property and either (i) such Indebtedness is non-recourse to Borrowers and their Subsidiaries or (ii) such Indebtedness does not exceed $30,000,000 in the aggregate outstanding at any one time and the holder of such Indebtedness has entered into an agreement in form and substance reasonably satisfactory to Agent providing that, to the extent of any deficiency existing after such holder has applied to the outstanding Indebtedness the proceeds of any collateral securing such Indebtedness, any recourse of such holder against the obligor of such Indebtedness shall be subordinate to the Obligations on terms acceptable to Agent;

(o) Permitted Sale-Leaseback Transactions;

(p) other Indebtedness not otherwise permitted by Section 7.5 not exceeding $1,000,000 in the aggregate outstanding at any time;

(q) any Approved Subordinated Debt;

(r) Indebtedness arising in connection with the identified iStar Transactions (to the extent, if any, that such Indebtedness does not otherwise constitute “Permitted Indebtedness”);

(s) Indebtedness consisting of obligations to any Lender in respect of Bank Products; and

(t) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (k), (n), (o), (q) and (r) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrowers or any Subsidiary, as the case may be.

“Permitted Investments” are:

(a) Investments shown on the Collateral Information Certificate and existing on the Effective Date;

(b) Cash Equivalents;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrowers’ business;

(d) Investments accepted in connection with Transfers permitted by Section 7.1;

(e) Investments consisting of extensions of credit to any Borrower’s or its Subsidiaries’ customers in the nature of accounts receivable, prepaid royalties or notes receivable arising from the sale or lease of goods, provision of services or licensing activities of such Borrower;

(f) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of any Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by such Borrower’s Board of Directors;

(g) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(h) (i) Investments of Subsidiaries of Borrowers in or to Borrowers; (ii) Investments of Subsidiaries of Borrowers in or to other Subsidiaries of Borrowers; and (iii) Investments of Borrowers in or to Subsidiaries in an amount not to exceed in the aggregate $1,000,000 in any month and $12,000,000 in any fiscal year so long as no Event of Default exists or would result therefrom;

(i) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (i) shall not apply to Investments of Borrowers in any Subsidiary;

(j) Investments resulting from transactions not prohibited by Section 7.4 or Investments acquired in connection with such transactions;

(k) Investments consisting of joint ventures entered into by Borrowers or any Subsidiary not exceeding $1,000,000 in the aggregate;

(l) deposits, prepayment and other credits to suppliers made in the ordinary course of business not in excess of $100,000; and

(m) Investments permitted by the investment policy adopted by Equinix’s Board of Directors, a true and correct copy of which has been provided to Agent.

“Permitted Liens” are:

(a) Liens existing on the Effective Date and shown on the Collateral Information Certificate or arising under this Agreement or other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrowers maintain adequate reserves on their Books, if they have no priority over any of Agent’s security interests;

(c) Liens (including with respect to capital leases) on Property, if the Lien is confined to such Property and the Indebtedness secured thereby is Permitted Indebtedness;

(d) Liens to secure existing Indebtedness of any Persons acquired in connection with any merger or acquisition transaction permitted under this Agreement;

(e) licenses or sublicenses granted in the ordinary course of Borrowers’ business and any interest or title of a licensor or under any license or sublicense, if the licenses and sublicenses permit granting Agent a security interest;

(f) Liens incurred in the extension, renewal or refinancing of the Indebtedness secured by Liens described in (a) through (d), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.3 or 8.6;

(h) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceeding if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

(j) deposits to secure the performance of bids, trade contracts (other than for borrowed money), contracts for the purchase of property, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, incurred in the ordinary course of business and not representing an obligation for borrowed money;

(k) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(l) statutory, common law or contractual Liens of depository institutions or institutions holding securities accounts (including rights of set-off) provided they are subordinate to Agent’s Liens pursuant to the terms of a control agreement;

(m) Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(n) Liens on insurance proceeds in favor of insurance companies granted solely to secure financed insurance premiums;

(o) purported Liens evidenced by the precautionary filing of UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(p) Liens arising in connection with the Identified iStar Transactions (to the extent, if any, that such Liens do not otherwise constitute “Permitted Liens”); and

(q) Liens on escrowed cash representing a portion of the proceeds of permitted sales of assets by Borrowers or any Subsidiary established to satisfy contingent post-closing obligations that it owes (including earn-outs, indemnities and working capital adjustments).

“Permitted Sale-Leaseback Transaction” means any transaction whereby Borrowers or a Subsidiary of a Borrower transfers its interest in any Property and immediately leases back from such Person such Property.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company association, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” is SVB’s most recently announced “prime rate,” even if it is not the lowest rate offered by SVB.

“Prime Rate Advance” means an Advance that bears interest based on the Prime Rate.

“Pro Rata Share” means the ratio of the aggregate outstanding principal amount of each Lender’s Advances to Borrowers under this Agreement to the aggregate outstanding principal amount of all Advances to Borrowers under this Agreement.

“Property” means Borrowers’ or any of their Subsidiaries’ real property, together with any accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and equipment associated therewith, and the proceeds thereof (including, without limitation, any Facilities).

“Qualified Assignee” means (a) any Lender, any Affiliate of any Lender, and (b) any commercial bank or other entity which is an “accredited investor” (as defined in Regulation D of the Securities Act of 1933, as amended) which extends credit or buys loans as one of its businesses, including insurance companies and commercial finance companies.

“Quick Ratio” means the sum of Borrowers’ and their consolidated Subsidiaries’ domestic, unrestricted cash, cash equivalents, short term investments, net accounts receivable and 80% of long term investments divided by Borrowers’ and their consolidated Subsidiaries’

current liabilities (computed in accordance with GAAP). For purposes of calculating current liabilities hereunder, amounts outstanding under the Committed Revolving Line shall be considered long term liabilities at all times that the Revolving Maturity Date is greater than one year from the date of determination.

“Rate Contract” means swap agreements (as that term is defined in Section 101 of the Federal Bankruptcy Reform Act of 1978, as amended) and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.

“Real Property Leases” has the meaning set forth in Exhibit D hereto.

“Regulatory Change” means, with respect to any Lender, any change on or after the date of this Agreement in United States federal, state, or foreign laws or regulations, including Regulation D, or the adoption or making on or after such date of any interpretations, directives, or requests applying to a class of lenders including any Lender, of or under any United States federal or state, or any foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule, regulation, guideline or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its Property or to which the Person or any of its Property is subject.

“Requisite Lenders” means Lenders having (a) more than 66 2/3% of the Commitments of all Lenders, or (b) if the Commitments have been terminated, more than 66 2/3% of the aggregate outstanding amount of the Advances, but in any event, if there are not more than two Lenders, “Requisite Lenders” means both of them.

“Reserve Requirement” means, for any Interest Period, the average maximum rate at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such Interest Period under Regulation D against “Eurocurrency liabilities” (as such term is used in Regulation D) by member banks of the Federal Reserve System. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by any Lender by reason of any Regulatory Change against (a) any category of liabilities which includes deposits by reference to which Adjusted LIBOR is to be determined as provided in the definition of LIBOR or (b) any category of extensions of credit or other assets which include Advances.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer, Chief Accounting Officer, Controller, Vice President-Finance, or Treasurer of a Borrower.

“Revolving Maturity Date” is September 15, 2008.

“STT” means iSTT Investments Pte Ltd, a corporation organized under the laws of the Republic of Singapore.

“Securities Account” has the meaning ascribed to it in the Code.

“Senior Leverage Ratio” has the meaning ascribed to it in Section 6.7(c).

“Subordinated Debt” is debt incurred by Borrowers subordinated to Borrowers’ debt to Lenders (pursuant to a subordination agreement entered into among Lenders, Borrowers and the subordinated creditor), on terms reasonably acceptable to Requisite Lenders.

“Subsidiary” is any Person, corporation, partnership, limited liability company, joint venture, or any other business entity of which more than fifty percent (50%) of the voting stock or other equity interests is owned or controlled, directly or indirectly, by the Person or one or more Affiliates of the Person.

“Sublimit Utilization Amount” means the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit).

“Trademark” means any of the following now or hereafter owned or acquired or received by any Borrower or in which any Borrower now holds or hereafter acquires or receives any right or interest: (a) any trademark, trade name, corporate name, business name, trade style, service mark, logo, other source or business identifier, print or label on which any of the foregoing have appeared or appear, design or other general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and any applications in connection therewith, including registration, recording and application in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or other foreign jurisdiction and (b) any reissue, extension or renewal of any of the foregoing.

“Total Funded Debt” means the sum of Total Senior Funded Debt and the principal amount of outstanding convertible subordinated debentures or notes issued by Borrowers.

“Total Senior Funded Debt” means all funded debt plus capitalized leases plus “synthetic” or other off-balance sheet lease obligations (unless in each case cash collateralized, and then only to the extent such obligations exceed the cash collateral), but shall exclude the principal amount of outstanding convertible subordinated debentures or notes issued by Borrowers.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWERS	EQUINIX, INC.

	By:	/s/ Keith D. Taylor
	Name:	Keith D. Taylor
	Title:	Chief Financial Officer

EQUINIX OPERATING CO., INC.

	By:	/s/ Keith D. Taylor
	Name:	Keith D. Taylor
	Title:	Chief Financial Officer

AGENT	SILICON VALLEY BANK

	By:	/s/ Nick Tsiagkas
	Name:	Nick Tsiagkas
	Title:	Relationship Manager
Effective Date: August 10, 2006

LENDERS	SILICON VALLEY BANK

	By:	/s/ Nick Tsiagkas
	Name:	Nick Tsiagkas
	Title:	Relationship Manager

GENERAL ELECTRIC CAPITAL CORPORATION

	By:	/s/ Ali Imran Mirza
	Name:	Ali Imran Mirza
	Title:	Duly Authorized Signatory